                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                    CBS Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

CBS INC.
51 West 52 Street
New York, New York 10019

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of CBS Inc. The Meeting will be held at 11 AM on Wednesday, May 10, 1995, in the Titus 1 Theater of The Museum of Modern Art, 11 West 53 Street, New York, New York. The purpose of the Meeting is to consider and act upon:

           1.  The election of 10 directors.

           2.  The election of Coopers & Lybrand L.L.P. as independent auditors.

           3. A shareholder proposal to limit the annual compensation of CBS executives and members of the Board of Directors to $1,000,000.

           4.  A shareholder proposal mandating that directors retire at age 72.

           5. A shareholder proposal to eliminate meeting attendance fees for directors.

           6.  A shareholder proposal concerning term limits for directors.

           7. A shareholder proposal to eliminate the unfunded retirement plan for directors.

           8. A shareholder proposal that membership on the Board of Directors be reserved for one non-executive employee representative.

           9. A shareholder proposal that each director hold a minimum of 500 shares of CBS common stock within 60 days of election.

          10.  Such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on Wednesday, March 23, 1995, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

     The vote of each shareholder is important. In order to obtain the maximum representation, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible. In this way, if you are unable to attend, your shares can nevertheless be voted at the Meeting. If you do attend the Meeting, your vote cast will cancel any proxy vote previously furnished. A return envelope is enclosed for your convenience.

     The directors and management hope that as many shareholders as possible will personally attend the Annual Meeting. If you plan to attend, please let us know by marking the designated box on the proxy card so that we can mail you an admittance card and make appropriate meeting arrangements. If your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will provide you with evidence of your ownership which will enable you to gain admittance to the Meeting.

     Attendance at the Meeting is limited to shareholders as of the record date or their authorized representatives (not to exceed two per shareholder) holding an admittance card or other evidence of their entitlement to attend, and to guests of CBS.

                                                      ELLEN ORAN KADEN
                                                         Secretary

April 7, 1995

CBS INC.
51 West 52 Street
New York, New York 10019
April 7, 1995

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBS Inc. (the "Corporation" or "CBS") of proxies, in the accompanying form, for the Annual Meeting of Shareholders of the Corporation to be held on May 10, 1995 (the "Annual Meeting" or the "Meeting"), and all adjournments thereof. This proxy statement and the forms of proxies were first mailed to shareholders on or about April 7, 1995.

     The cost of soliciting these proxies will be borne by the Corporation. Proxies may be solicited by directors, officers or employees of the Corporation in person or by telephone or telegram. Proxies may be revoked at any time prior to the voting thereof by giving notice in writing to the Secretary of the Corporation, by granting a proxy bearing a later date, or by voting in person at the Annual Meeting.

     The Corporation has two classes of voting securities-namely, common stock, par value $2.50 per share ("common stock"), and $10 convertible Series B preference stock ("Series B preference stock"). On March 23, 1995 (hereafter, the "Record Date"), there were outstanding (i) 61,368,440 shares of common stock and (ii) 950,000 shares of Series B preference stock. Certain information concerning beneficial ownership of the Corporation's voting securities begins on page 12 of this proxy statement.

     On October 18, 1994, the Corporation effected a five-for-one common stock split, in the form of a four-for-one common stock dividend (the "5-for-1 stock split"). Throughout this proxy statement, shares of CBS common stock (and, where appropriate, CBS common stock prices) have been adjusted such that all figures are on a post-split basis.

     On all matters which will come before the Meeting, each shareholder, or his or her proxy, will be entitled to cast one vote for each share of stock of any class held of record at the close of business on the Record Date.

     Every participant in the CBS Employee Investment Fund (the "Fund"), whether or not otherwise a shareholder of the Corporation, has received with this proxy statement a form of proxy by which he or she may instruct Boston Safe Deposit and Trust Company, the trustee of the Fund, as to the voting of common stock representing amounts credited to his or her Fund account(s) ("Fund Stock"). Under the terms of the Fund, Fund Stock may be voted by the trustee only; participants may not vote such shares in person at the Annual Meeting.

     Proxies for common stock (including Fund Stock that has been allocated to individual employees) and Series B preference stock duly executed and returned will be voted in accordance with the shareholder's directions. With respect to proxies for shares of common stock (other than Fund Stock) and shares of Series B preference stock which have been duly executed but as to which no voting instructions have been given, such proxies will be voted in accordance with the recommendations of the Board of Directors as set forth in this proxy statement. All shares of Fund Stock in respect of which Fund participants do not direct the voting thereof shall be voted by the trustee in the same manner as a majority of the shares of Fund Stock for which valid instructions have been received.

     The Corporation knows of no specific matter to be brought before the Annual Meeting that is not referred to in this proxy statement. However, if shareholder proposals that are not included in this proxy statement are presented at the Meeting, the proxies will be voted in the discretion of the proxy holders. Regulations of the Securities and Exchange Commission (the "SEC") permit the proxies solicited pursuant to this proxy statement to confer discretionary authority with respect to matters of which the Corporation did not know a reasonable time before the Meeting. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Meeting, and such inspectors will also determine whether or not a quorum is present. In accordance with New York law, the inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. For a quorum to be present, a majority of shares entitled to vote shall be present or represented at the Meeting. All matters presented to the shareholders require a vote greater than 50% of those shares voted at the Meeting. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter or a proxy is marked "abstain" on such a matter, such shares will not be considered as present and entitled to vote with respect to that matter. Such shares, however, will be counted as being present for the purpose of determining whether a quorum is present in respect of such matter.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are treated as confidential material by the Corporation, subject to the following limitations: (i) such documents are available for examination by the inspectors of election and certain personnel associated with processing proxies or ballots and tabulating the vote, and (ii) the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements. The tabulator and the inspectors are independent of the Corporation, its directors, officers and employees. Comments written on proxies, consents or ballots, may be transcribed and provided to the Corporation's Secretary with the name and address of the shareholder without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Information concerning which shareholders have not voted and periodic status reports on the aggregate vote, including breakdowns of vote totals by different types of shareholders, provided that the Corporation is not able to determine how a particular shareholder voted, may be made available by the Corporation's transfer agent to the Corporation if the Corporation so requests.

     The matters upon which the directors intend the enclosed proxy to be voted are:

                           1.  ELECTION OF DIRECTORS

     By appropriate action, the Corporation's Board of Directors has proposed that 10 directors of the Corporation be elected to hold office for one year and until their successors shall be elected and shall qualify. If elected, each nominee has agreed to serve. Each of the nominees is currently a director of the Corporation, having been elected to office at CBS's 1994 Annual Meeting of Shareholders.

     In connection with his appointment as President of the World Bank, Mr. James D. Wolfensohn, who served as a director of the Corporation since 1984, resigned from the CBS Board of Directors effective March 31, 1995.

     At the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares covered by such proxy for the election of the nominees named below, unless instructed to the contrary.

     The Board of Directors expects all nominees named below to be available for election. However, if any of these nominees shall be unavailable for election as a director at the time the Annual Meeting is held, the persons named in the proxy reserve the right to vote the shares represented by such proxy for substitute nominees unless the Board shall have amended the Corporation's By-Laws to reduce the number of directors. The Corporation's By-Laws currently provide that the number of directors shall be 10.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR

     The name, age, principal occupation, other business affiliations and other information (relating to the past five or more years) concerning each nominee are set forth below:

          LAURENCE A. TISCH -- chairman, president and chief executive officer of the Corporation since December 12, 1990, having served as president and chief executive officer since January 14, 1987, and prior thereto as acting chief executive officer from September 10, 1986. Since October 1994, Mr. Tisch has served as co-chairman of the board of directors and co-chief executive officer of Loews Corporation (hereafter "Loews"); prior thereto, for more than five years, he was Loews's chairman of the board and co-chief executive officer. Mr. Tisch is a director and chief executive officer of CNA Financial Corporation and a director of Bulova Corporation (publicly-held subsidiaries of Loews), and he is also a director of Automatic Data Processing, Inc., Petrie Stores Corporation and Federated Department Stores, Inc. Mr. Tisch is chairman of the board of trustees of New York University; a trustee of The Metropolitan Museum of Art, The New York Public Library and the Carnegie Corporation; and a member of the Council on Foreign Relations. He is a current director and the past president of the United Jewish Appeal of Greater New York.

          Committees: Executive (chairman), Retirement Plans
          Director Since: 1985
          Age: 72

          MICHEL C. BERGERAC -- chairman and chief executive officer of M.C. Bergerac & Co., Inc., a private investment firm, since 1985. From 1975 to 1985, Mr. Bergerac was chairman and chief executive officer of Revlon, Inc., having joined that corporation as its president in 1974. From 1963 to 1974, he was an executive with International Telephone and Telegraph Corporation, serving as executive vice president of that corporation and as president of ITT Europe, Inc., from 1971 to 1974. He is also a director of the Chemical Banking Corporation and Melarx Pharmaceuticals, vice chairman of the Spanish Institute and a trustee of the Geonomics Institute of Middlebury College.

          Committees: Audit (chairman), Conflicts of Interest (chairman),
                      Public Policy
          Director Since: 1980
          Age: 63

          HAROLD BROWN -- counselor to the Center for Strategic and International Studies, Washington, D.C., since July 1992 and, from July 1984 to June 1992, chairman of the Foreign Policy Institute at the School of Advanced International Studies of The Johns Hopkins University. Since May 1990, Dr. Brown also has been a general partner of Warburg, Pincus & Co. (venture banking). Dr. Brown also engages in private consulting activities through his wholly-owned firm, Harold Brown Consultants. Dr. Brown served as Secretary of Defense from 1977 to 1981 and as Secretary of the Air Force from 1965 to 1969. Between 1969 and 1977, Dr. Brown, a physicist, was president of the California Institute of Technology. He was awarded the Presidential Medal of Freedom in 1981. Dr. Brown is also a director of International Business Machines Corporation, Philip Morris Incorporated, Cummins Engine Company, Inc., Mattell, Inc., Alumax, Inc. and Evergreen Holdings (a firm engaged in re-refining certain used petroleum products). He is a member of the American Academy of Arts and Sciences, the National Academy of Sciences and the National Academy of Engineering; and a trustee of the California Institute of Technology, the RAND Corporation, the Center for Strategic and International Studies and the Trilateral Commission, of which he is also a member. Dr. Brown is also a member of the board of directors of the Arnold and Mabel Beckman Foundation, of which he also serves as chairman, and the Atlantic Council of the United States.

          Committees: Executive, Compensation, Retirement Plans
          Director Since: 1981
          Age: 67

          ELLEN V. FUTTER -- President of the American Museum of Natural History since November 1993, and prior thereto president of Barnard College from May 1980 to September 1993. Ms. Futter is a director of Bristol-Myers Squibb Company, the American Ditchley Foundation and Phi Beta Kappa Associates. She is also a member of the Council on Foreign Relations, the Helsinki Watch, the National Institute for Social Sciences and the Academy of American Poets; a trustee of Consolidated Edison Company of New York, Inc., the Committee for Economic Development and the American Assembly; and a partner of the New York City Partnership, Inc.

          Committees: Audit, Nominations for Directors
          Director Since: 1992
          Age: 45

          HENRY A. KISSINGER -- chairman of Kissinger Associates, Inc., New York, New York, an international consulting firm, since 1982. Dr. Kissinger served as Assistant to the President for National Security Affairs from 1969 to 1975, as Secretary of State of the United States from 1973 to 1977 and as Chairman of the National Bipartisan Commission on Central America from 1983 to 1985. He is a counselor to the Chase Manhattan Bank, N.A., and a member of its international advisory committee; chairman of the international advisory boards of American International Group, Inc., and Booz, Allen & Hamilton, Inc.; vice-chairman of the international advisory board of Fiat SpA; a member of the advisory boards of Robert Bosch GmbH, Merck and Co. and Hollinger Inc.; advisor to the board of directors of Metro-Goldwyn-Mayer Inc.; counselor to and trustee of the Center for Strategic and International Studies; and co-chairman of the America-China Society. Dr. Kissinger is also a member of the boards of directors of

     American Express Company, Revlon Group, Inc., Continental Grain Company, Freeport-McMoRan, Inc., and the Trust Company of the West. He is a trustee of The Metropolitan Museum of Art and The Museum of Television and Radio, a director of the International Rescue Committee and the Atlantic Council of the United States, chairman of the board of directors of the William S. Paley Foundation, Inc., an honorary governor of the Foreign Policy Association, an honorary trustee of the Aspen Institute, and a member of the executive committee of the Trilateral Commission and the board of overseers of the RAND/UCLA Center for Soviet Studies. Among the awards Dr. Kissinger has received are the Nobel Peace Prize in 1973, the Presidential Medal of Freedom in 1977 and the Medal of Liberty in 1986.

          Committees: Public Policy, Retirement Plans
          Director Since: 1989
          Age: 71

          HENRY B. SCHACHT -- chairman of the executive committee of the board of directors of Cummins Engine Company, Inc. from February 14, 1995, having served as president from 1969 to 1973, president and chief executive officer from 1973 to 1977, chairman and chief executive officer from 1977 to 1994 and chairman from 1994 to 1995. Mr. Schacht is a director of ALCOA, American Telephone and Telegraph Company and The Chase Manhattan Bank, N.A. (and its bank holding company, The Chase Manhattan Corporation). He is chairman of the board of trustees of The Ford Foundation, a trustee of The Yale Corporation (Yale University) and the Committee for Economic Development, an honorary trustee of the Brookings Institution, a senior member of the Conference Board and a member of The Business Council.

          Committees: Nominations for Directors (chairman), Executive,
                      Compensation
          Director Since: 1971
          Age: 60

          EDSON W. SPENCER -- chairman of The Mayo Foundation's board of trustees since February 1990 and, from January 1988 to December 1992, chairman of The Ford Foundation's board of trustees. Since retiring as chairman of the board of directors of Honeywell Inc. in 1988, Mr. Spencer also has been engaged in consulting activities through his firm, Spencer Associates, Minneapolis, Minnesota. Mr. Spencer joined Honeywell in 1954, served as its chief executive officer from 1974 to 1987, and served as a director from 1969 to 1988. Mr. Spencer is a director of Boise Cascade Corp. and Investors Diversified Services Mutual Fund Group; a member of the international advisory council of Robert Bosch, Germany, and of NEC, Japan; and a trustee of the Carnegie Endowment for International Peace. He is chairman of the advisory council of the Humphrey Institute of the University of Minnesota.

          Committees: Retirement Plans (chairman), Audit
          Director Since: 1985
          Age: 68

          FRANKLIN A. THOMAS -- president and chief executive officer of The Ford Foundation since June 1979. From 1967 to 1977, he was president of the Bedford-Stuyvesant Restoration Corporation, a not-for-profit community development corporation, and, from 1977 to 1979, he was engaged in the practice of law in New York City. Mr. Thomas received Columbia University's Alexander Hamilton Medal in 1983 and the Columbia Law School's James Kent Award in 1992. He is a director of American Telephone and

     Telegraph Company, ALCOA, Citicorp/Citibank, N.A., Cummins Engine Company, Inc., and PepsiCo., and a trustee of The Ford Foundation.

          Committees: Compensation (chairman), Executive, Public Policy,
                      Nominations for Directors
          Director Since: 1971
          Age: 60

          PRESTON R. TISCH -- co-chairman and co-chief executive officer of Loews from October 1994 to the present, having served prior thereto, since March 1988, as Loews's president and co-chief executive officer. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 29, 1988. Mr. Tisch is co-owner, chairman of the board of directors and co-chief executive officer of the New York Football Giants Inc. (the "New York Giants"). He is a director of Loews, Hasbro, Inc., Rite-Aid Corporation, CNA Financial Corporation and Bulova Corporation (the latter two corporations being publicly-held subsidiaries of Loews). Mr. Tisch is a trustee of New York University; past chairman of New York City Partnership, Inc., and the New York Chamber of Commerce and Industry; and president of Citymeals-on-Wheels.

          Committees: Public Policy (chairman), Audit, Conflicts of Interest Director Since: 1988
          Age: 68

          DANIEL YANKELOVICH -- chairman of a privately held firm, D.Y.G. Inc., providing research services on business and social trends since 1986. Mr. Yankelovich is president of the Public Agenda and a trustee of the Kettering Foundation, each a public education, not-for-profit organization. He is also chairman of the Educational Testing Service and a director of Loral Corporation and U.S. West, Inc.

          Committees: Audit, Conflicts of Interest, Nominations for Directors Director Since: 1994
          Age: 70

ADDITIONAL INFORMATION IN RESPECT OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1994, the CBS Board of Directors held seven meetings. The seven standing Committees of the Board and the number of meetings of each such Committee in 1994 were as follows:

        NAME                                   NUMBER OF MEETINGS IN 1994
        ----                                   --------------------------
        Audit Committee..................                  3
        Compensation Committee...........                  5
        Conflicts of Interest                              1
          Committee......................
        Executive Committee..............                  1
        Nominations for Directors                          1
          Committee......................
        Public Policy Committee..........                  3
        Retirement Plans Committee.......                  3

     Only directors are eligible to serve as members of the Board's Committees. In 1994, Ellen V. Futter attended 73% of the Board and Committee meetings on which she served, and each other director attended not less than 75% of the Board and Committee meetings on which he served.

     The Committees of the Board are described below:

The Audit Committee, all members of which are non-employee directors, performs the following functions:

     (a) annually nominates (subject to ratification by the full Board and election by the shareholders) a firm of certified public accountants to serve as independent auditors for the Corporation, which nomination procedure includes a review of the independence of such nominee;
     (b) reviews the scope and results of the independent auditors' annual audit of financial statements of the Corporation, including the independent auditors' report thereon, and its recommendations with respect to accounting practices, policies and procedures;
     (c) pursuant to provisions adopted by the Committee, monitors professional services rendered by the independent auditors and the fees charged therefor and, in that process, considers whether the performance of those services affects the firm's independence;
     (d) reviews the scope and results of the Corporation's internal audit function and the adequacy of its system of internal accounting controls; and
     (e) directs and supervises investigations into matters within the scope of its duties.

The Compensation Committee, all members of which are non-employee directors, performs the following functions:

     (a) reviews the Corporation's overall compensation program, reviews for informational purposes all executive salary actions involving salaries between $150,000 and $200,000, and approves salary actions, including employment agreements, involving executive officers and other employees (except "talent" employees) with salaries that equal or exceed $200,000;
     (b) reviews individual salary increases negotiated with "talent" employees and overall increases contemplated over the term of such employees' contracts;
     (c) grants annual awards to participants under the Corporation's Additional Compensation Plan, subject to the determination by the Board of the aggregate maximum amount distributable under such plan; and
     (d) serves as the administrative committee for each of the 1983 Stock Rights Plan (such committee being hereafter referred to as the "Plan Committee") and the CBS Restricted Stock Plan for Eligible Directors, each such plan having been duly authorized and approved by the Corporation's shareholders.

The Nominations for Directors Committee makes recommendations to the Board regarding the nomination of new members of the Board and the renomination of incumbent members. The Committee will consider nominees recommended by shareholders, provided that any such recommendation is timely submitted in writing and is accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Committee, in care of the Secretary of the Corporation. The Committee will also consider suggestions for nominees which may be made by directors who are not members of the Committee. New York law requires that each director be at least 18 years of age, and the Corporation's By-Laws require that each director be a citizen of the United States. Directors need not be shareholders of the Corporation.

The Retirement Plans Committee makes decisions and determinations under the Corporation's various pension and retirement plans and makes recommendations to the Board regarding new plans, and amendments to existing plans, in the area of retirement benefits. The Retirement Plans Committee serves as the administrative committee for the Corporation's Employee Investment Fund, Pension Plan, Deferred Additional Compensation Plan and the Supplemental Executive Retirement Plan, and it will serve as the administrative committee for the Supplemental Employee Investment Fund, established January 1, 1995.

The Conflicts of Interest Committee administers the Corporation's Conflicts of Interest Policy and makes interpretations and rulings on general and particular employee situations under that policy.

The Executive Committee has authority to exercise all the powers of the Board between meetings of the Board, except those powers specifically reserved under New York law to the full Board.

The Public Policy Committee reviews and monitors for the Board public issues and societal trends as they may affect the Corporation's policies, products, services and operations, and formulates and oversees the administration of the Corporation's charitable and philanthropic activities.

                               ------------------

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     The New York Business Corporation Law ( the "NYBCL") authorizes the indemnification of directors and officers in the defense of a civil or criminal action or proceeding and the purchase of insurance in connection therewith. The Corporation's By-Laws provide for indemnification consistent with the statutory authority, and CBS maintains insurance covering certain liabilities of the directors and the elected and appointed officers of CBS and of subsidiaries of CBS, and the appointed group and divisional officers of CBS. During 1994, there were no claims for any such indemnity.

     In accordance with Section 726(d) of the NYBCL, set forth hereafter is a brief statement with respect to the directors and officers liability insurance currently maintained by the Corporation. For the period October 1, 1994-September 30, 1995, such insurance was obtained from the Reliance Insurance Company, and the policy's coverage is limited to $5,000,000 in the aggregate. The $80,600 premium was prepaid. Coverage under this policy is available for an insured only when corporate reimbursement is not available to him or her. The Corporation is a self-insurer for its reimbursement obligations under its By-Laws.

NON-EMPLOYEE DIRECTORS' COMPENSATION AND BENEFITS

     The following table lists the compensation and benefits provided or available to directors who are not employees of the Corporation or its subsidiaries ("non-employee directors"). No fee is paid for serving as chairman of the Executive Committee.

                              CASH COMPENSATION(A)                              CBS RESTRICTED
                        ---------------------------------     UNFUNDED NON-          STOCK
                                        FEE FOR ATTENDING     CONTRIBUTORY     PLAN FOR ELIGIBLE
                           ANNUAL         EACH BOARD OR        RETIREMENT       (NON-EMPLOYEE)     TRAVEL ACCIDENT
                        RETAINER FEE    COMMITTEE MEETING        PLAN(B)           DIRECTORS          INSURANCE
                        -------------   -----------------   -----------------  -----------------  -----------------
Board and Committee
 Membership.............    $30,000          $ 1,000        $10,000 per annum  A director may     $500,000 benefit
                                                            for that number    designate that     paid for
                                                            of years equal to  all or a portion   accidental death
                                                            years of service   of his or her      or dismemberment
                                                            as a non-employee  deferred fees      of non-employee
                                                            director           and/or retainers   director while
                                                                               be used to         traveling on CBS
                                                                               acquire            business
                                                                               restricted shares
                                                                               of CBS common
                                                                               stock. Such
Committee Chair:                                                               shares would
 Audit, Compensation,                                                          be acquired at
 Public Policy, and                                                            the NYSE closing
 Retirement Plans                                                              price on the date
 Committees.............    $ 3,000                                            of acquisition.
 Conflicts of Interest                                                         Since its
 and Nominations for                                                           inception in
 Directors Committees...    $ 1,250                                            1993, 1993,
                                                                               no director has
                                                                               elected to
                                                                               participate in
                                                                               this plan.

- ---------------
(a) Under the Corporation's unfunded Deferred Compensation Plan for Non-Employee Directors, a participant may elect to defer all or part of his or her directors' fees and retainers. Deferred amounts earn interest, compounded quarterly, at an annual rate (currently 5.53%) equal to the 12-month Treasury Bill rate in effect at the beginning of September of each year. Three directors are currently deferring all their fees, and two directors who formerly deferred fees continue to accrue interest on amounts previously deferred. Amounts deferred plus accrued interest thereon are payable to those directors (or their designated representatives) only upon ceasing to serve as a director.

(b) Payment commences at the later of age 65 or upon retirement (or, upon death, to the designated beneficiary).

TRANSACTIONS WITH MANAGEMENT AND AFFILIATES

     Mr. L. Tisch and Mr. P. Tisch are the co-chairmen and co-chief executive officers of Loews. In the past, from time to time subsidiaries of Loews, primarily CNA Financial Corporation ("CNA"), which is 84% owned by Loews, have made expenditures for advertising on CBS-owned and affiliated broadcasting stations. Applicable transactions were at customary rates, on customary terms and in amounts not material to either party. It is anticipated that such transactions will continue to occur in the future. During 1994, expenditures by such subsidiaries amounted to approximately $2,909,550 in the aggregate. In 1994, CBS reimbursed Loews less than $60,000 for the cost of certain services, primarily real estate consulting provided to CBS by Loews.

     During 1994, CNA provided CBS with property and liability insurance with respect to certain CBS in-house productions, excess property insurance, and surety bonds which were required in certain jurisdictions, primarily for games of chance or contests related to CBS's advertising and promotion activities. CNA was paid approximately $143,335 in premiums to obtain such property and liability coverage, approximately $52,500 in premiums to obtain the excess property coverage, and approximately $10,675 as the cost for securing the requisite surety bonds. CNA also provided CBS with basic and supplemental group life insurance coverage for both active employees and retirees. The premiums paid to CNA were approximately $3,542,210 for active employees and retirees, of which approximately $1,460,025 represented contributions by employees. Also in 1994, CNA provided CBS employees with accidental death and dismemberment insurance coverage, for which it was paid approximately $157,700 in premiums. CBS also obtained from CNA group long-term care insurance providing certain benefits not covered by CBS's medical and long-term disability plans. The full cost of such coverage is borne by plan participants, and approximately $273,260 was paid during the year by employee participants to CNA in the form of premiums for coverages selected by and applicable to such participants. Effective April 1, 1994, CBS obtained from CNA group long-term disability insurance providing eligible employees earning more than the federally-imposed coverage limit of $150,000 (and up to $450,000) with additional coverage in the event they become disabled. The full cost of this coverage is borne by plan participants, and approximately $340,170 was paid during the year by employee participants to CNA in the form of premiums. Finally, in 1994, CNA provided CBS, at a cost of $51,000, with a fiduciary indemnity policy which provided coverage, in an amount not to exceed $10 million, for certain potential exposures of the Corporation's affiliates and designated agents by reason of their involvement in the administration of, or activities in connection with, the Corporation's pension, welfare and benefit plans. For all insurance coverage purchased by CBS from CNA, CNA was selected on the basis of competitive bidding.

     During 1994, Mr. L. Tisch was a director and Dr. Kissinger was an honorary non-voting director of R.H. Macy & Co., Inc. ("Macy's"). On December 19, 1994, Macy's was reorganized under the bankruptcy laws of the United States and was discharged from bankruptcy by the Federal Bankruptcy Court under whose jurisdiction it had operated since January 27, 1992. In connection with this proceeding, effective December 19, 1994, Macy's was merged into Federated Department Stores, Inc. ("Federated"), and, on such date, Mr. L. Tisch became a director of Federated. In the Macy's bankruptcy proceeding, the Corporation had filed a $1,950,000 claim as an unsecured creditor and, under the reorganization plan and in satisfaction of its claim, the Corporation received a combination of cash ($487,471) and common stock of Federated. The aggregate value of such cash and stock is estimated to be approximately 37.5% of the value of the asserted claim. It is anticipated that the Corporation will be able to avail itself of certain tax benefits relative to some or all of the uncompensated portion of its claim.

     Prior to December 19, 1994, Macy's had purchased advertising time from the Corporation. Such purchases were at customary rates and conditions, in amounts not considered to be material to Macy's or the Corporation, and were paid for on a 30-day basis. In 1994, such purchases by Macy's amounted to approximately $3,802,300. Also during 1994, Federated purchased advertising time from the Corporation. Such purchases were at customary rates and conditions, in amounts not considered to be material to Federated or the Corporation, and were paid on a 30-day basis. Such purchases by Federated amounted to approximately $2,782,200. It is anticipated that Federated will continue to purchase advertising time from the Corporation through 1995 and thereafter.

     CBS Sports' four-year contract with the National Football League (the "NFL") for certain broadcast rights concluded on January 23, 1994. In December 1993, as a last installment for broadcast rights fees which over the life of the agreement exceeded $1 billion, CBS paid the NFL approximately $82,750,000. In 1994, the CBS Radio Network was party to a contract with the NFL which provided the Radio Network with the national radio broadcast rights to certain NFL games through the 1994 football season. CBS paid the NFL approximately $6 million for such radio broadcast rights in 1994. In February 1995, CBS and the NFL announced a four-year agreement had been signed that provides CBS Radio annually with the exclusive national radio broadcast rights to 53 NFL games consisting of 41 regular season and 12 post-season games, including the Super Bowl. Additionally, CBS Radio's Hispanic network, CBS Americas, will provide Spanish-language coverage of five post-season games, ending with the Super Bowl. Over the life of this agreement, CBS Radio is obligated to pay the NFL $26 million for such exclusive national broadcast rights. Under procedures of the NFL, prior payments by CBS of broadcast rights fees, or a significant portion thereof, were shared equally, and such payments in the future will continue to be shared equally, by each of the NFL franchises, including the New York Giants, of which Mr. P. Tisch is co-owner, chairman of the board of directors and co-chief executive officer. In connection with the Board's consideration of all matters relating to the NFL or the New York Giants, Mr. P. Tisch recused himself.

     Certain other entities for whom one or more directors of the Corporation serve as a director or trustee have or may have incurred advertising expenditures on a CBS network or on a CBS-owned television or radio station in 1994. Any such advertising expenditures would have been in the ordinary course of business, at customary rates, terms and conditions and in amounts not material to the Corporation or, presumably, the advertiser.

     Peter F. Tortorici, the President of the CBS Entertainment Division, received a $350,000 loan from the Corporation on December 1, 1993, which bears interest at the rate of 8% per annum. During all of 1994, the entire principal amount of such loan remained outstanding, and, at December 31, 1994, interest of $30,333 was accrued and owing. In connection with Mr. Tortorici's entering into an employment agreement in April 1994, the loan's original maturity date (November 30, 1994) was extended to the earlier of June 1, 1998, or the termination of Mr. Tortorici's employment with the Corporation (see page 22).

                CERTAIN BENEFICIAL OWNERS AND SECURITY OWNERSHIP
                      OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information in respect of shares of the Corporation's common stock deemed to be beneficially owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, by each entity or person known by the Corporation to own 5% or more of the outstanding shares of the Corporation's common stock, current and former directors, all executive officers reflected in the Summary Compensation Table (see page 16) and all executive officers as a group. Except as set forth in the notes below, share ownership of current and former directors and executive officers reflected in the table is as of December 31, 1994, and includes shares credited to the individual accounts of executive officers who participate in the Fund. Share ownership of the "Certain Beneficial Owners" is as of December 31, 1994, except for the Fund which is as of the Record Date. Since the table reflects beneficial ownership determined pursuant to the applicable rules of the SEC, the information is not necessarily indicative of beneficial ownership for any other purpose.

                          CERTAIN BENEFICIAL OWNERS(1)

                                            NUMBER OF SHARES                  PERCENTAGE
                                            OF COMMON STOCK                       OF
                                              BENEFICIALLY                   COMMON STOCK
                 NAME OF OWNER                   OWNED                       OUTSTANDING
     -------------------------------------  ----------------                 ------------
     Loews Corporation(2).................     10,987,285                          17.92%
     667 Madison Avenue
     New York, NY 10021
     The Capital Group Companies,               3,814,300                           6.22%
       Inc.(3)............................
     333 South Hope Street
     Los Angeles, CA 90071
     CBS Employee Investment Fund(4)......      3,014,638                            5.0%
     51 West 52 Street -- 19th Floor
     New York, NY 10019
     DIRECTORS AND EXECUTIVE OFFICERS
     Laurence A. Tisch....................     11,187,160(5)(6)                    18.25%(5)
     Michel C. Bergerac...................            480                    less than 1%
     Harold Brown.........................            365                    less than 1%
     Ellen V. Futter......................            100                    less than 1%
     Henry A. Kissinger...................         24,255(7)                 less than 1%
     Henry B. Schacht.....................          2,705                    less than 1%
     Edson W. Spencer.....................          1,875                    less than 1%
     Franklin A. Thomas...................            375                    less than 1%
     Preston R. Tisch.....................     10,987,285(5)                        17.92(5)
     James D. Wolfensohn..................         12,595(8)                 less than 1%
     Daniel Yankelovich...................            500                    less than 1%
     Peter A. Lund........................         33,318(6)(9)              less than 1%
     Peter F. Tortorici...................         28,665(6)(9)              less than 1%

                                            NUMBER OF SHARES                  PERCENTAGE
                                            OF COMMON STOCK                       OF
                                              BENEFICIALLY                   COMMON STOCK
                 NAME OF OWNER                   OWNED                       OUTSTANDING
     -------------------------------------  ----------------                 ------------
     David Kenin..........................          2,750(6)                 less than 1%
     Eric W. Ober.........................         22,714(6)(9)              less than 1%
     Howard Stringer......................          3,700(10)                less than 1%
     Jeffrey F. Sagansky..................              0(11)                           0
     All of the above directors, current
       and former
       named executive officers and all
       other
                                               11,518,236See (4) through
       executive officers as a group (24 persons) ..              (13)             18.79%(13)

- ------------

 (1) As of the Record Date, several persons, not hereafter disclosed, were known to the Corporation to be the beneficial owners of more than 5% of the outstanding Series B preference stock. Such shares are voted together with the common stock as a single class on every matter submitted to the Annual Meeting. No beneficial owner of more than 5% of the Series B preference stock owned more than 5% of the securities entitled to vote at the Meeting as a single class. Assuming the conversion of Series B preference stock into common stock, at the conversion rate in effect on the Record Date, of alternatively (a) the shares of all holders of Series B preference stock or
     (b) only the shares of each specific holder of 5% or more of the Series B preference stock, no holder of Series B preference stock would have owned 5% or more of the Corporation's common stock under either of these hypothetical alternatives.

 (2) Loews has advised the Corporation that all such shares are owned and held of record by L.T. Holding Corp., a Delaware Corporation which is a wholly-owned subsidiary of Loews.

 (3) The Capital Group Companies, Inc. ("The Capital Group"), is the parent company of six investment management companies, three of which are based in the United States. The Capital Group has advised that all shares are owned on behalf of investment clients and institutional accounts which are managed by one of its subsidiaries. Each subsidiary of The Capital Group exercises investment discretion in respect of shares it manages. In no case do any managed accounts or the accounts of a single investment company own more than 5% of the Corporation's outstanding shares of common stock. Sole voting power is retained in respect of 526,500 shares. On behalf of itself and its subsidiaries, The Capital Group has advised the Corporation that it and the subsidiaries disclaim beneficial ownership as to all shares reflected in the table.

 (4) All shares beneficially owned by the Fund* are held of record by the Fund's trustee, Boston Safe Deposit and Trust Company. The trustee holds such shares on behalf of participants in the Fund.

 (5) Includes, and in the case of the percentage of common stock outstanding reflects, 10,987,285 shares of CBS common stock owned by Loews through L.T. Holding Corp. Mr. L. Tisch and his brother, Mr. P. Tisch, are co-chairmen and co-chief executive officers of Loews. In the aggregate, Mr. L. Tisch and Mr. P. Tisch own approximately 32% of Loews's outstanding stock; each of them disclaims beneficial ownership of all shares of CBS common stock owned beneficially by L.T. Holding Corp.

 (6) Includes shares which may be acquired, within 60 days of the Record Date, upon the exercise of outstanding stock options, pursuant to the 1983 Stock Rights Plan, as amended (the "Stock Rights Plan"), as follows: 199,875; 29,000; 26,875; 2,750; 19,250 and 457,000 shares of common stock by Messrs.
     L. Tisch, Lund,

     Tortorici, Kenin, Ober and the group, respectively. Each executive officer, named or otherwise, disclaims beneficial ownership of all of such shares underlying presently exercisable stock options held by them.

 (7) Includes 21,755 shares of CBS common stock owned as of December 31, 1994, by trusts established under the will of William S. Paley, of which Dr. Kissinger is a co-trustee. Dr. Kissinger shares investment and voting power with respect to these shares with the other trustees and disclaims beneficial ownership of all such shares.

 (8) Includes 6,965 shares of CBS common stock, 2,800 of which are owned by a trust (of which his children are beneficiaries) and the balance by a foundation established by James D. Wolfensohn, a former director. Mr. Wolfensohn disclaims beneficial ownership of such shares.

 (9) Includes shares of Fund stock held on December 31, 1994, as to which voting (but not investment) power is held, as follows: 3,818; 1,790; 3,434 and 27,955 shares by Messrs. Lund, Tortorici, Ober and the group, respectively. Messrs. L. Tisch and Kenin do not participate in the Fund.

(10) On March 3, 1995, when Mr. Stringer's employment with the Corporation terminated, the rights to all non-exercisable stock options were forfeited. The number of shares reflected in this column as being beneficially owned by him represent, at March 3, 1995, shares directly owned and Fund Stock still held for his account.

(11) On June 30, 1994, when Mr. Sagansky's employment with the Corporation terminated, the rights to all non-exercisable options were forfeited. On or about October 31, 1994, his account balance in the Fund, including 460 shares of CBS common stock, was paid to him, and he ceased to participate in the Fund.

(12) Includes 616 phantom shares of common stock credited, at December 31, 1994, to one executive officer's account under the CBS Deferred Additional Compensation Plan.**

(13) The total and the related percentage reflect the 10,987,285 shares of CBS common stock owned by L.T. Holding Corp. being counted one time only.
- ---------------

   * The Fund is a qualified 401(k) plan which is available to regular, full-time, non-union employees (as well as per diem and part-time employees who work 1,000 or more hours in an "anniversary" year and those union employees whose unions have collectively bargained for participation) who have completed one year of service. The Fund provides that each employee electing to participate designates a percentage (subject to specified limitations) of his or her base pay as a "basic contribution." Subject to applicable limitations imposed by the U.S. Internal Revenue Code (hereafter, the "IRC"), CBS and participating subsidiaries contribute an amount equal to the participant's basic contributions. A participant may also make a voluntary contribution in excess of his or her basic contribution (subject to a limit on total participant contributions of 12 1/2% of base pay) which is not matched by the employer.

     As directed by the participant, his or her contributions are invested in (and, subject to general rules, may from time to time be transferred among) one or more of the following four investment funds: an equity fund, a fixed income fund, a fund consisting principally of shares of CBS common stock or a composite fund. The amounts attributable to a participant's contributions are fully vested at all times. Employer matching contributions are invested in a fund consisting of shares of CBS common stock and vest at the rate of 33 1/3% for each year of a participant's service. Transfers from this fund to any of the investment funds are not permitted, except for limited transfers by employees age 55 and over.

   Following termination of employment, the values in the Fund as a result of a participant's contributions and the vested amounts attributable to employer matching contributions become payable to the participant in accordance with such settlement option as the participant elects. The Fund also permits participants, while employed, to borrow against the account balances represented by their contributions and the related earnings thereon, and to make limited withdrawals, in cash only, under specified circumstances.

** Under the CBS Deferred Additional Compensation Plan (the "DAC"), a participant in the CBS Additional Compensation Plan may elect annually to defer the receipt of, and the payment of income taxes on, up to 75% of his or her annual bonus award, such deferred amount to be credited, at the election of the participant, to an account consisting of "phantom shares" of common stock, an interest-bearing account or a combination of both. "Phantom shares" are deemed to be acquired on the date the deferred bonus would otherwise have been payable at a price per share equal to the market value of CBS common stock (as defined in the DAC), and such "phantom shares" are credited with future dividends declared on CBS common stock as though they were outstanding. Upon retirement or termination, the participant's account is valued as of the date thereof, and payment from applicable selected account(s) is made in the method prescribed under the DAC. Amounts paid to participants are taxable as wages for income tax purposes at the time of distribution.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years 1992, 1993 and 1994 received by the chief executive officer, the four other most highly paid executive officers in the employ of the Corporation at December 31, 1994, and on the date hereof, and by two former executive officers whose employment terminated on March 3, 1995, and June 30, 1994, respectively, and as to whom disclosure is required under applicable rules of the SEC.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                                             -------------
                                                                                AWARDS           ALL OTHER
                                       ANNUAL COMPENSATION                   -------------    COMPENSATION(1)
                       ---------------------------------------------------       STOCK       ------------------
 NAME AND PRINCIPAL                                        OTHER ANNUAL         OPTIONS
      POSITION         YEAR     SALARY      BONUS(2)     COMPENSATION(3)          (#)
- ---------------------  ----   ----------   ----------   ------------------   -------------
Laurence A. Tisch....  1994   $1,000,000(4) $       --(4)        N/A             45,000          $1,162,035
Chairman, President
  and                  1993    1,025,065      900,000            N/A             42,500             153,864
  Chief Executive
     Officer           1992      973,012      600,000            N/A             42,500             139,693

Peter A. Lund(5).....  1994      548,458      350,000            N/A             12,000           1,024,527
President,
  CBS/Broadcast        1993      475,000      350,000            N/A             12,000              23,766
  Group (effective     1992      435,769      225,000            N/A             12,000              19,826
  February 23, 1995)

Peter F. Tortorici...  1994      867,308    1,300,000(6)         N/A             11,000              86,515
President, CBS         1993      489,327      975,000(6)         N/A              7,500               7,852
  Entertainment
     Division          1992      443,269    1,152,000(6)         N/A              7,500               5,454

David Kenin..........  1994      285,577      575,000(7)         N/A             11,000               3,423
President, CBS Sports  1993          N/A          N/A            N/A                N/A                 N/A
  Division             1992          N/A          N/A            N/A                N/A                 N/A

Eric W. Ober.........  1994      490,769      260,000            N/A             11,000              25,016
President, CBS News    1993      475,000      213,750            N/A             11,000              25,303
    Division           1992      441,154      191,250            N/A             11,000              21,135

Former Executive
  Officers
Howard Stringer(8)...  1994    1,200,000      300,000            N/A             20,000              48,180
Former President,
  CBS/Broadcast        1993    1,190,385      300,000            N/A             20,000              44,993
  Group                1992      682,115    1,300,000            N/A             20,000              25,182

Jeffrey F.
  Sagansky(9)........  1994      296,154    1,635,000            N/A                N/A              11,479
Former President, CBS  1993      500,000    7,325,000            N/A             11,000              13,263
  Entertainment
     Division          1992    1,000,000    5,120,000            N/A             11,000              10,605

- ------------
(1) Amounts reported under "All Other Compensation" for 1994 consist of the following:

                           CONTRIBUTIONS            PREMIUMS PAID BY THE          AMOUNTS OF
                         BY THE CORPORATION     CORPORATION FOR SUPPLEMENTAL       DEFERRED
                           UNDER THE FUND         EXECUTIVE LIFE INSURANCE       COMPENSATION       TOTAL
                         ------------------     ----------------------------     ------------       -----
    Mr. L. Tisch.......        $  N/A                     $175,405                $  986,630      $1,162,035
    Mr. Lund...........         6,000                       18,527                 1,000,000       1,024,527
    Mr. Tortorici......         4,500                        9,099                    72,916          86,515
    Mr. Kenin..........           N/A                        3,423                       N/A           3,423
    Mr. Ober...........         6,000                       19,016                       N/A          25,016
    ------------
    Mr. Stringer.......         4,500                       43,680                       N/A          48,180
    Mr. Sagansky.......         3,462                        8,017                       N/A          11,479

   Supplemental Executive Life Insurance. Although premium payments are made by the Corporation, the policy is wholly owned by the insured, and all premium payments made by the Corporation are taxable income to the insured. Except for the right to discontinue payments, the Corporation has no rights whatsoever in respect of this insurance. The insurance is portable and may be continued by the insured upon termination of his or her employment with CBS. Since the Corporation has no indicia of ownership, such insurance is not split-dollar life insurance. In addition to those named in the above table, 19 other executive officers and other key employees are provided with such insurance.

   Deferred Compensation. $86,630 in base salary and the entire $900,000 bonus of Mr. Tisch was deferred as a result of unilateral action taken by the Compensation Committee of the Board of Directors. Such action provided that, in respect of annual compensation for 1994 and subsequent years, the amount of salary and bonus earned by Mr. Tisch which exceeds $1,000,000 (the limitation in respect of the tax deductibility for annual compensation which is applicable to the Corporation under Section 162(m) of the IRC) shall be deferred until his retirement. In accordance with the terms of the Compensation Committee's action, the Corporation paid such deferred amounts into a non-qualified benefit protection trust established by the Corporation for such purpose. The trust provides that investment of trust funds shall be solely in a money market fund sponsored by a related entity of the trustee. Amounts paid to the trust and related earnings thereon are not deemed to constitute taxable income to Mr. Tisch until such amounts are distributed to him. Mr. Tisch (and, if applicable, his beneficiary) has the status of a general unsecured creditor of the Corporation with respect to such trust assets.

   The amount for Mr. Lund represents $1,000,000 in deferred compensation which accrued to him in connection with the execution of his prior employment agreement (see page 21).

   The amount reflected for Mr. Tortorici represents 7/12 of one year's deferred compensation. This amount was accrued in 1994 but (in addition to an amount equal to 5/12 of one year's deferred compensation) vests only on May 31, 1995. Under Mr. Tortorici's employment agreement, $125,000 in deferred compensation vests at the end of each contract year (May 31). Only vested amounts of deferred compensation become payable at the earlier of Mr. Tortorici's termination of employment or May 31, 1998 (see page 22).

(2) Unless otherwise noted, represents amounts awarded under an annual plan for additional compensation (the "CBS Additional Compensation Plan") for the respective fiscal years, although paid in the first quarter of the following fiscal year.

(3) The only applicable amount to be included in this column would be perquisites, and the value of such benefits provided to any executive officer reflected in the Table did not exceed $50,000 in any of the three fiscal years.

(4) As set forth in note (1) above, $86,630 of Mr. Tisch's 1994 base salary and his entire 1994 bonus of $900,000 were deferred and paid into a non-qualified benefits protection trust. These deferred amounts are not reflected in either the Salary or Bonus columns but are included within the 1994 amount reflected for Mr. Tisch under "All Other Compensation."

(5) Mr. Lund was serving as the President of the CBS Television Network prior to his assuming his current position.

(6) Bonus amounts paid to Mr. Tortorici include $850,000 in 1994 and $750,000 in 1993 for the CBS Television Network's achieving a first standing in primetime ratings for the 1993-94 and 1992-93 broadcast seasons, respectively, and $1,000,000 in 1992 in connection with the execution of his prior employment agreement.

(7) The amount for Mr. Kenin includes payment in 1994 of $325,000 of a $400,000 bonus which is to compensate him for the loss of certain benefits from his previous employer.

(8) Mr. Stringer and the Corporation were parties to an employment agreement which was terminated by the respective parties effective March 3, 1995. The amounts of cash compensation paid to Mr. Stringer, as set forth in the Table, were in accordance with the terms of such agreement.

(9) Mr. Sagansky and the Corporation were parties to an employment agreement that provided for the termination of his active employment on June 30, 1994. By reason of this agreement, Mr. Sagansky is entitled to receive for each of the next four fiscal years (1995-1998) an annual contingent payment based on the CBS Entertainment Division's syndication profits which are attributable to CBS Entertainment Division-owned primetime programming developed while Mr. Sagansky was president of this division. In fiscal year 1994, Mr. Sagansky earned a bonus of $385,000 based on the CBS Entertainment Division's 1994 primetime profits over such amount in 1989 (the base year). Although paid in 1995, such $385,000 bonus is reflected in the 1994 Bonus column in the Table. Such bonus amount also includes a bonus of $250,000 paid under the Additional Compensation Plan and a bonus of $1,000,000 for the CBS Television Network's having achieved a first standing in primetime ratings for the 1993-94 broadcast season. Mr. Sagansky's employment agreement provided for all compensation and bonus amounts reflected in the Table for the indicated years.

OPTION GRANTS

     Shown below is further information on grants of stock options pursuant to the Stock Rights Plan during 1994 to the executive officers whose compensation is described in the Summary Compensation Table on page 16. No stock appreciation rights ("SARs") have been granted under the Stock Rights Plan since 1991. By its terms, the Stock Rights Plan limits to 75,000 the number of options that can be granted to a participant in a plan year.

This limit and, as set forth in the following table, the number of options granted and the per share exercise price, respectively, have been adjusted to reflect the Corporation's 5-for-1 stock split.

                             OPTION GRANTS IN 1994

                               NUMBER OF                          EXERCISE
                               SECURITIES   % OF TOTAL OPTIONS      OR
                               UNDERLYING       GRANTED TO         BASE
                                OPTIONS        EMPLOYEES IN       PRICE     EXPIRATION   GRANT DATE PRESENT
          NAME(1)              GRANTED(2)      FISCAL YEAR        ($/SH)       DATE          VALUE $(3)
- ----------------------------   ----------   ------------------    ------    ----------   ------------------
Laurence A. Tisch...........     45,000             9.9%          $55.80      05/11/04       $1,115,100
Peter A. Lund...............     12,000             2.6            55.80      05/11/04          297,360
Peter F. Tortorici..........     11,000             2.4            55.80      05/11/04          272,580
David Kenin.................     11,000             2.4            55.80      05/11/04          272,580
Eric W. Ober................     11,000             2.4            55.80      05/11/04          272,580
Howard Stringer.............     20,000             4.4            55.80      05/11/04          496,600

- ------------

(1) Jeffrey F. Sagansky was not granted options in 1994.

(2) All options were granted on May 11, 1994. Options remain outstanding for 10 years from the date of grant and become exercisable cumulatively in annual installments of 25% commencing on the first anniversary of the date of grant as long as employment with the Corporation continues. Options otherwise exercisable may be exercised within the following periods of time when employment is terminated for the indicated reason: 90 days following the optionee's termination of employment, except when termination is for cause, one year following the death of the optionee and three years following the retirement or disability of the optionee. All outstanding options held by an optionee who voluntarily resigns are terminated effective as of his or her resignation date. All options were granted with an exercise price equal to the closing price on the New York Stock Exchange--Composite Transactions of the Corporation's common stock on May 11, 1994, as adjusted to reflect the 5-for-1 stock split.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The stock volatility and dividend yield used in the calculation are based on five years of market data through the first quarter of 1994. The risk-free interest rate assumed is based on the interest rate on the grant date for a zero coupon government bond with a ten-year maturity.

    The following assumptions were used in determining the option valuation:

        Stock Volatility.............................................     0.2395
        Dividend Yield...............................................     1.35%
        Risk Free Interest Rate......................................     7.35%
        Adjusted Stock Price as of May 11, 1994......................  $ 55.80

     Resulting values were not reduced to reflect vesting restrictions or the Corporation's prior experience with forfeitures.

OPTION/SAR EXERCISES AND YEAR-END VALUES

     Set forth below is information with respect to the unexercised options (adjusted to reflect the 5-for-1 stock split) to purchase the Corporation's common stock granted in 1994 and prior years under the Stock Rights Plan to the named individuals and held by them at December 31, 1994.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on option/SAR exercises in 1994 by the named individuals and the values of such individuals' unexercised options/SARs at December 31, 1994.

                                                                                     VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED              IN-THE-MONEY
                         SHARES                         OPTIONS/SARS AT                  OPTIONS/SARS
                        ACQUIRED                           FY-END (#)                  AT FY-END ($)(2)
                           ON                      ---------------------------   ----------------------------
                        EXERCISE       VALUE
NAME                     (#)(1)     REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- ----                    ---------   ------------   -----------   -------------   -----------    -------------
Laurence A. Tisch......        0     $         0    158,250       107,250          $3,002,731      $821,994
Peter A. Lund..........        0               0     17,250        29,750             317,194       236,131
Peter F. Tortorici.....        0               0     18,500        22,250             319,275       151,219
David Kenin............        0               0          0        11,000                   0             0
Eric W. Ober...........   39,500       1,087,156      8,250        27,500             114,744       221,788
Howard Stringer(3).....        0               0     50,000        50,000             933,250       403,250
Jeffrey F.
  Sagansky(4)..........   10,750         143,987          0             0                   0             0

- ------------
(1) All shares are reflected on an adjusted basis to reflect the 5-for-1 stock split.

(2) Based on the December 31, 1994 closing price on the New York Stock Exchange--Composite Transactions of the Corporation's common stock.

(3) On February 23, 1995, Mr. Stringer surrendered 20,000 SARs for a realized value of $518,000, and, on February 24, 1995, he exercised stock options to acquire 30,000 shares for a realized value of $765,275. Upon Mr. Stringer's termination of employment on March 3, 1995, 50,000 non-vested options were forfeited by him in accordance with the terms of the Stock Rights Plan.

(4) Upon Mr. Sagansky's termination of employment with the Corporation on June 30, 1994, non-vested options to acquire 16,500 shares were forfeited in accordance with the terms of the Stock Rights Plan.

EMPLOYMENT CONTRACTS

     Four of the executive officers named in the Summary Compensation Table are party to current employment agreements with the Corporation. Set forth below is a brief description of each such agreement.

     Peter A. Lund. On January 31, 1994, the Corporation and Mr. Lund concluded a four-year employment agreement which was to terminate on January 2, 1998. As of February 23, 1995, in connection with Mr. Lund's assuming the position of President, CBS/Broadcast Group, the Corporation and Mr. Lund entered into a new agreement, having a term of three years and one week. This agreement supersedes and cancels the prior one; however, the cash and deferred compensation amounts reflected in the Summary Compensation Table for Mr. Lund in 1994 were paid or accrued pursuant to the prior agreement.

     The $1,000,000 in deferred compensation provided for under the prior agreement accrued interest on a quarterly basis at a rate equal to the applicable 13-week Treasury Bill rate as in effect at the beginning of each quarter. Commencing on January 2, 1999, such deferred compensation plus accrued interest was to be paid in five annual installments, pursuant to an agreed-upon formula. Under the terms of Mr. Lund's new agreement, the aggregate of $1,000,000 plus $51,715 accrued interest thereon at February 23, 1995, represents the base amount of deferred compensation ($1,051,715) which shall accrue interest, at the applicable Treasury Bill rate described above, over the life of the new agreement. All deferred compensation and related accrued interest is irrevocably vested in Mr. Lund. The payment of such deferred compensation plus the income tax cost thereon, on a grossed-up basis, is to be made in one lump sum upon termination of Mr. Lund's employment with the Corporation for any reason whatsoever. The deferred compensation and accrued interest thereon which becomes payable to Mr. Lund is unfunded and will be paid from the Corporation's general assets.

     Mr. Lund's new employment agreement also provides for a base salary in each contract year (a "contract year" being the 12-month period February 23 through February 22), concluding with the contract year ended February 22, 1998, of:
$1,400,000, $1,600,000 and $1,800,000, respectively. For the one-week period February 22 through March 1, 1998, Mr. Lund's base salary is fixed at $42,308. In addition to his base salary, in each contract year Mr. Lund is guaranteed bonuses of $350,000, $400,000 and $400,000, respectively. His guaranteed bonus is to be credited against any amounts which would otherwise be paid to him under the Additional Compensation Plan for the applicable contract year.

     If Mr. Lund is terminated for a reason other than cause (as defined), or if he elects to terminate the agreement for good reason, which includes a substantive diminution of his operational and management authority or causing him to report to someone other than the Corporation's chief executive officer, Mr. Lund is entitled to certain severance pay. Such severance would be determined as follows: (a) were such event to occur after March 1, 1996, the greater of (i) the balance of all remaining unpaid guaranteed salary and bonus amounts through the end of the contract term, or (ii) severance pay in accordance with then-applicable CBS policy, but in no event will any payment under either of the above alternatives be less than one year's guaranteed salary and bonus at the then-existing rate; and (b) were such event to occur prior to March 1, 1996, Mr. Lund would remain on the Corporation's payroll in an advisory capacity (pursuant to the applicable compensation terms described above) until March 1, 1996, whereupon the provisions of subclause (a) above would apply. Any post-March 1, 1996 severance payment shall be in one lump sum.

     Finally, if Mr. L. Tisch should cease to be the Corporation's Chief Executive Officer, and, as a result thereof, Mr. Lund's authority should change in a material and substantial manner, Mr. Lund may elect to resign, in which event the severance provisions described above shall be applicable to him.

     Peter F. Tortorici. The Corporation and Mr. Tortorici are parties to a four-year employment agreement which covers the period June 1, 1994 through May 31, 1998. This agreement provides that Mr. Tortorici will serve as the President of the CBS Entertainment Division during its term. The agreement provides for a base salary of $1 million in each of the four contract years (a "contract year" being the 12-month period June 1 through May 31) and for contingent compensation of $500,000 in the first contract year, increasing by increments of $100,000 per contract year if the CBS Television Network's primetime schedule achieves a certain minimum specified national rating during the applicable broadcast season (as measured by the Nielsen rating service). In addition, in each contract year Mr. Tortorici is eligible to earn up to five discrete bonuses of $100,000, each based on the achievement of the following specified milestones which are applicable to the respective individual bonuses: the amount of the CBS Television Network's annual profitability in each year and, during each applicable broadcast season, the Network's ratings performance in each of two dayparts, achieving certain audience demographics during prime time, and the achievement of certain performance criteria by internally developed and produced programming that airs in prime time.

     The agreement also provides that deferred compensation of $125,000 per contract year is earned and vests upon the conclusion of each contract year, provided Mr. Tortorici is continuing to render services at the end of such period. Should his services terminate prior to the end of the term of his agreement, only such deferred compensation as has vested by such date shall be payable to Mr. Tortorici.

     The agreement provides that Mr. Tortorici's loan from the Corporation in the principal amount of $350,000 plus accrued interest, at a rate of 8% per annum (see page 11), is to be forgiven in four equal installments at the end of each contract year (the first contract year ending on May 31, 1995). In addition, the Corporation has agreed to defray, on a grossed-up basis, the annual tax cost to Mr. Tortorici as a result of such forgiveness.

     While Mr. Tortorici is eligible for an annual bonus under the Additional Compensation Plan, any such amount declared and paid is credited in the year such bonus is paid (but not carried forward for subsequent years) against amounts of annual incentive compensation actually earned.

     In the event he is terminated for reasons other than cause (as defined) and in lieu of all other severance pay, Mr. Tortorici is entitled to his annual base salary ($1,000,000) for the remainder of the term of the agreement plus certain prorated amounts of incentive compensation actually earned relative to the broadcast year in which termination occurs.

     Prior to entering into the employment agreement described above, Mr. Tortorici and the Corporation were parties to an agreement, as amended, covering Mr. Tortorici's employment through May 31, 1994. Such prior agreement provided for a base salary of $208,333 for the first five months of 1994, an incentive bonus of $850,000, which was earned and paid in 1994, and a bonus for 1994 under the Additional Compensation Plan (such bonus was $450,000 and was paid in February 1995). Such incentive bonus and the Additional Compensation Plan bonus for 1994 are included in the Summary Compensation Table for that year. The compensation amounts reflected in the Summary Compensation Table for 1992 and 1993 were paid pursuant to the terms of this prior employment agreement.

     David Kenin. The Corporation and Mr. Kenin are parties to an employment agreement that commenced on May 9, 1994, and is to terminate on December 31, 1998. The agreement provides that Mr. Kenin is to serve as the President of the CBS Sports Division and receive a base salary for the periods set forth below as follows:

        May 9, 1994 -- May 1, 1995..........................................    $450,000
        May 2, 1995 -- May 1, 1996..........................................    $475,000
        May 2, 1996 -- May 1, 1997..........................................    $500,000
        May 2, 1997 -- December 31, 1998....................................    $525,000

     In addition, in February of each year beginning in 1995 and ending in 1999, Mr. Kenin is entitled to a guaranteed bonus payment under the Additional Compensation Plan, or otherwise, of not less than $250,000. Also, to compensate him for certain lost benefits with his prior employer, Mr. Kenin received aggregate additional bonuses of $325,000 in 1994 and will receive an additional annual bonus of $25,000 for each year 1995 through and including 1997.

     In the event of termination for reasons other than cause (as defined), Mr. Kenin is entitled to all remaining amounts of guaranteed compensation (base salary and bonus) plus an additional payment of $400,000 intended to cover the cost of lost benefits and other compensation.

     Eric W. Ober. As of January 1, 1995, the Corporation agreed to a three-year employment agreement with Mr. Ober which provides for his continued employment as an executive of the CBS News Division through December 31, 1997. The agreement provides that Mr. Ober shall receive a base salary for the periods set forth below as follows:

        January 1, 1995   -- August 31, 1995................................    $525,000
        September 1, 1995 -- August 31, 1996................................    $550,000
        September 1, 1996 -- August 31, 1997................................    $577,500
        September 1, 1997 -- December 31, 1997..............................    $606,400

     In addition to base salary, Mr. Ober is to receive guaranteed bonuses as follows: $260,000 to be paid in February of 1995 and 1996 and $273,000 to be paid in February of 1996 and 1997. The amount paid in February 1995 is reflected in the Summary Compensation Table as the bonus amount for 1994. Any bonus paid to Mr. Ober under the CBS Additional Compensation Plan is first credited against the minimum bonus payable to him in the applicable calendar year pursuant to his employment agreement.

     In the event of termination for reasons other than cause (as defined), Mr. Ober is entitled to severance pay equal to the greater of (i) the aggregate amount of unpaid base salary provided for under the agreement or (ii) the amount payable to him under the Corporation's severance policy as in effect on September 1, 1990. Based on his 28 years of service (as of December 31, 1994), Mr. Ober would receive 37 weeks of severance pay and, by reason of his current job category and salary, he would be considered for a maximum of an additional 44 weeks of supplemental severance pay. If a termination were to occur prior to June 30, 1996, the Corporation, at its option, may pay the related severance obligation in monthly installments or in a lump sum discounted to present value. Should the Corporation not continue Mr. Ober's employment at the conclusion of the employment term, he will receive severance pay in accordance with the Corporation's severance policy as in effect on September 1, 1990. If the Corporation does not continue Mr. Ober in the position of President of the CBS News

Division, Mr. Ober may elect to terminate his employment and receive that amount of severance pay that would be payable were he terminated by CBS without cause as described above.

RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees, including the executive officers reflected in the Summary Compensation Table, in the earnings and years of service classifications indicated, under the Corporation's retirement plans which cover such executive officers and other salaried employees on a non-contributory basis. Included within such plans is the CBS Pension Plan, an IRS-qualified defined benefit plan, additional unfunded plans that provide for the payment of benefits in excess of amounts permissible to be paid by tax-qualified benefit plans under IRS regulations, and the Corporation's Supplemental Executive Retirement Plan ("SERP"). SERP is an unfunded plan which provides for recognition for pension purposes of 50% (or, in six cases, 100%) of annual bonus paid under the CBS Additional Compensation Plan or under certain other annual bonus plans for participants not covered by the Additional Compensation Plan (for the purposes of SERP, the Additional Compensation Plan and such other bonus plans are defined as "SERP Bonus Plans").

     The applicable benefit payable under the Pension Plan is the sum of: 1.3% of Final Average Compensation up to the Social Security covered compensation base times years of credited service (not to exceed 35) plus 1.7% of Final Average Compensation in excess of the Social Security covered compensation base times years of service (not to exceed 35). Benefits under the Pension Plan vest after a participant completes five years of service (as defined), and such benefits are made from the related trust under the Pension Plan. Benefits in excess of amounts permitted by IRS regulation are paid pursuant to the unfunded plans with general corporate funds. Final Average Compensation is the average of the participant's highest five consecutive years of earnings out of the last ten years of service. Earnings include only his/her regular compensation, i.e., the amount shown in the Salary column in the Summary Compensation Table, and exclude overtime, bonuses, deferred compensation and additional compensation of any kind.

     The SERP benefit is based on 50% of annual bonus payments under one of the SERP Bonus Plans (except that for six active employees, two of whom are executive officers not reflected in the Summary Compensation Table, the benefit is based on 100% of annual bonus under the Additional Compensation Plan) constituting eligible Average Compensation. SERP Average Compensation is the average of the participant's highest bonuses constituting eligible Average Compensation paid for five consecutive years out of the last ten years of continuous service. To determine the SERP annual benefit, SERP Average Compensation is multiplied by 1.7%, and the resulting product is multiplied by years of service (not to exceed 35). SERP benefits are payable to only "retirement eligible" participants, i.e., employees designated to participate in SERP and each of whom, upon termination of employment, has attained age 55 with not less than ten years of service (as defined). All payments in respect of SERP are unfunded and made from general corporate funds.

     The Corporation's plans provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

     The following tables set forth for a hypothetical employee retiring at age 65 on December 31, 1994, the aggregate benefit payable under each of (i) the Pension Plan (including that portion of the benefit payable from a related unfunded plan), and (ii) the unfunded SERP benefit.

                          PENSION PLAN AND SERP TABLES

                                                     ESTIMATED MAXIMUM ANNUAL RETIREMENT BENEFIT FROM
                                                             CBS PENSION PLAN AND APPLICABLE
      CBS PENSION PLAN                                            UNFUNDED BENEFIT PLANS
    AVERAGE COMPENSATION          --------------------------------------------------------------------------------------
  (AVERAGE OF FIVE HIGHEST
CONSECUTIVE YEARS BASE SALARY                                        YEARS OF SERVICE
  DURING THE LAST 10 YEARS        --------------------------------------------------------------------------------------
   OF CONTINUOUS SERVICE)            5            10           15           20           25           30           35
- -----------------------------     --------     --------     --------     --------     --------     --------     --------
         $   300,000              $ 25,014     $ 50,028     $ 75,041     $100,055     $125,069     $150,083     $175,096
             400,000                33,514       67,028      100,541      134,055      167,569      201,083      234,596
             500,000                42,014       84,028      126,041      168,055      210,069      252,083      294,096
             600,000                50,514      101,028      151,541      202,055      252,569      303,083      353,596
             700,000                59,014      118,028      177,041      236,055      295,069      354,083      413,096
             800,000                67,514      135,028      202,541      270,055      337,569      405,083      472,596
             900,000                76,014      152,028      228,041      304,055      380,069      456,083      532,096
           1,000,000                84,514      169,028      253,541      338,055      422,569      507,083      591,596
           1,100,000                93,014      186,028      279,041      372,055      465,069      558,083      651,096
           1,200,000               101,514      203,028      304,541      406,055      507,569      609,083      710,596
           1,300,000               110,014      220,028      330,041      440,055      550,069      660,083      770,096
           1,400,000               118,514      237,028      355,541      474,055      592,569      711,083      829,596
           1,500,000               127,014      254,028      381,041      508,055      635,069      762,083      889,096

  SERP COVERED COMPENSATION                     ESTIMATED MAXIMUM ANNUAL BENEFIT FOR RETIREMENT ELIGIBLE EMPLOYEES FROM
 (50% OF THE AVERAGE OF FIVE                                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     HIGHEST CONSECUTIVE                       -------------------------------------------------------------------------
      BONUSES RECEIVED
   UNDER A SERP BONUS PLAN                                                 YEARS OF SERVICE
  DURING THE LAST 10 YEARS                     -------------------------------------------------------------------------
   OF CONTINUOUS SERVICE)                         10           15           20           25           30           35
- -----------------------------                  --------     --------     --------     --------     --------     --------
         $    67,500                           $ 11,475     $ 17,213     $ 22,950     $ 28,688     $ 34,425     $ 40,163
              96,000                             16,320       24,480       32,640       40,800       48,960       57,120
             120,000                             20,400       30,600       40,800       51,000       61,200       71,400
             144,000                             24,480       36,720       48,960       61,200       73,440       85,680
             168,000                             28,560       42,840       57,120       71,400       85,680       99,960
             192,000                             32,640       48,960       65,280       81,600       97,920      114,240
             270,000                             45,900       68,850       91,800      114,750      137,700      160,650
             300,000                             51,000       76,500      102,000      127,500      153,000      178,500
             330,000                             56,100       84,150      112,200      140,250      168,300      196,350
             360,000                             61,200       91,800      122,400      153,000      183,600      214,200
             390,000                             66,300       99,450      132,600      165,750      198,900      232,050
             420,000                             71,400      107,100      142,800      178,500      214,200      249,900
             450,000                             76,500      114,750      153,000      191,250      229,500      267,750

     The credited years of service under the CBS Pension Plan and SERP through December 1994 (based on full years, with any portion of a year not being reflected) for Messrs. L. Tisch, Lund, Tortorici, Kenin and Ober were 8, 13, 14, 0 and 28, respectively. Upon Mr. Sagansky's termination of employment on June 30, 1994, he had five years of vested service under the Pension Plan (and thus is entitled to a benefit based on four and one-half years of credited service). Mr. Sagansky is not eligible to receive a SERP benefit. Mr. Stringer is entitled to a retirement benefit under the Pension Plan based on 29 years of service. Since Mr. Stringer terminated his employment prior to attaining age 55, he is not "retirement eligible" for the purposes of entitlement to a SERP benefit.

         STOCK PERFORMANCE VERSUS S&P 500 INDEX AND INDUSTRY PEER INDEX

     The graph set forth below depicts total cumulative shareholder return and assumes $100 invested on December 31, 1989, in the Corporation's common stock, the S&P 500 Index and an Industry Peer Index comprised of the common stock of the companies listed below, including CBS. The Industry Peer Index is based on a good faith selection of companies whose operations include broadcasting and/or entertainment activities substantially comparable to those of CBS. The capitalization of each of the companies within the Industry Peer Index has been weighted on a quarterly basis. The graph assumes reinvestment of (i) dividends and (ii) the cash proceeds received from the assumed sale of the prorated share of the CBS investment in two over-subscribed cash tender offers of CBS to purchase certain shares of its common stock in 1991 and 1994. The Industry Peer Index set forth below represents the performance of those companies included within the so-called "alternate presentation" to the 1993 Industry Peer Index as set forth in the Corporation's 1994 Proxy Statement. Such "alternate presentation" excluded Paramount Communications from the Industry Peer Group because it was felt that the cumulative shareholder return of the Industry Peer Group for fiscal year 1993 was distorted as a result of the competing merger proposals to which Paramount was subject and the resulting significant increase in the market price of Paramount's common stock. Further, as the Corporation anticipated, Paramount Communications ceased to be an independent reporting company during the course of 1994; accordingly, Paramount's 1994 results are not available, rendering it impossible to include it among the 1994 Industry Peer Group.
                    COMPARISON OF 5 YEAR CUMULATIVE RETURNS

                  S&P 500         INDUSTRY INDEX        CBS
                  -------         --------------        ---
Q4'89               100                100              100
                     97                 91               95
                    103                108              108
                     89                 85               91
Q4'90                97                 85               94
                    111                 84               97
                    111                 81               94
                    116                 80               93
Q4'91               126                 78               84
                    123                 83              100
                    125                 91              114
                    129                 94              128
Q4'92               135                 97              111
                    141                106              128
                    142                107              138
                    145                120              159
Q4'93               149                129              171
                    143                137              182
                    143                140              186
                    150                152              192
Q4'94               150                151              165

               BOARD OF DIRECTORS' COMPENSATION COMMITTEE REPORT

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     CBS's executive compensation program is designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Corporation needs to maximize its return to shareholders. The program is structured on the premise that an executive's compensation should reflect his or her individual performance, the performance of his or her business unit and the overall performance of the Corporation, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program is designed to be flexible in order to ensure that CBS can continue to attract and retain executives with unique and special skills critical to the Corporation's success. Flexibility is also necessary to permit adjustments in compensation in light of changes in general economic conditions and changes in business conditions. The compensation program has three basic elements: base salary, an annual incentive plan and a stock option plan--each of which is administered by the Compensation Committee.

     The Corporation does not have a policy that requires all compensation payable to executive officers to be deductible under Section 162(m) of the IRC. This provision precludes any public corporation from taking a deduction for non-performance related compensation paid to certain executive officers which is in excess of $1 million per year. In unique situations, where it can act without distorting or discouraging incentives for performance that enhance the Corporation's value, however, the Committee will take appropriate action designed to cause such compensation to be structured so that all of it will be tax deductible. In all cases, however, whether or not some portion of the compensation of an executive officer reflected in the Summary Compensation Table is tax deductible, the Committee will continue to carefully consider the net cost and value to the Corporation of its compensation decisions.

BASE SALARY

     The foundation of CBS's compensation program is base salary. This component of the program has multiple objectives. It is designed to ensure that pay levels are competitive within the markets in which CBS competes. It also seeks to ensure that salary growth is controlled in a manner reflecting CBS's overall financial performance, individual performance and the supply and demand for capable managers. Finally, it is structured to maintain a proportion of base pay to variable pay that is appropriate in light of the economics of the Corporation's business and the industry.

     To verify that base salaries are appropriate and competitive, CBS reviews industry salary surveys and the proxy statements of other media companies. However, some competitive data may not be available in proxy statements because reporting structures of the parent companies do not require the disclosure of the pertinent information for the broadcasting or studio divisions. The companies represented in the performance graph (depicted on page 26) participate in at least one of the industry surveys, and their proxy statements are reviewed. Because organization structures are very different and the business lines and size of companies vary greatly, the

Compensation Committee does not believe that it is appropriate compensation philosophy to set salaries at any given competitive position. The various executives often have considerably different responsibilities and functions in significantly differing organizations from their CBS counterparts. It is therefore important to evaluate salary data; what may appear to be either a high or low salary based on survey data may indeed be an appropriate salary. It is also important to recognize that CBS operates within a relatively small industry; if a competitor seeks to hire an executive, the salary offer is based not on survey data but on the salary necessary to recruit or retain the executive. The salaries of some key executives therefore reflect the compensation package believed to be necessary to initially obtain their services or to retain them.

     The Compensation Committee oversees and administers the base salary component of CBS's compensation program through a variety of overlapping procedures. The Committee reviews the overall budget for salary increases and all executive salary actions involving salaries between $150,000 and $200,000 per year. In addition, the Committee's approval is required for any salary action involving executive officers and any other "non-talent" personnel at or above $200,000 per year. The Committee also reviews the individual salary increases negotiated with "talent" personnel and the overall increases contemplated over the term of talent contracts. Finally, the Committee periodically reviews CBS's overall competitive position with respect to executive salaries and determines the appropriate base salary for the chief executive officer.

ANNUAL INCENTIVE PLAN

     The base salary component of CBS's compensation program is supplemented by a short-term annual incentive plan -- the Additional Compensation Plan -- which was authorized by the Corporation's shareholders and is designed to further motivate executives to achieve corporate, business unit and individual objectives. The principal purpose of the plan is to improve the Corporation's annual financial performance by providing participating "key" executives with economic incentives to achieve progressively more challenging annual objectives. To ensure that total payments under the plan reflect shareholders' interests, the aggregate amount available for payment in a given year is specified in the Additional Compensation Plan as an amount equal to 4% of the Corporation's consolidated net profitability in excess of a specified threshold. Accordingly, pursuant to shareholder-approved limitations, the aggregate fund available for short-term annual incentive payments increases when the Corporation has a successful year and decreases when it has a less successful year. Like the aggregate fund, the fund available to a given business unit varies from year to year. Once the aggregate available fund is calculated, the portion of the fund to be allocated to each business unit is primarily determined based on budget achievement, which may be defined as profit, sales or cost budget. Even if a business unit achieves its budgeted level of profitability, the aggregate funds made available to it under the Additional Compensation Plan may be less than target because other units exceeded their budgets or because the business unit in question did not achieve its delineated strategic goals, such as increase in market share. The most important measure in determining an individual executive's performance is his or her supervisor's subjective analysis as to the quality of the individual's work throughout the year. Also, performance is evaluated in part on the basis of the executive's contribution to the achievement of significant quantitative and qualitative goals of his or her business unit and in part on his or her achievement of such individual quantitative goals (for example, cost reduction or sales performance) as are appropriate to the executive's position. The significant quantitative goals in 1994 were budget achievement and increases in or the maintenance of ratings and market share. The Corporation in 1994 achieved record-setting operating income before interest and taxes. Furthermore, because CBS won the 1994 calendar year primetime ratings "race" and was strong or dominant in other dayparts, it maintained its superior return on shareholders' equity. The evaluation of an individual's performance is also influenced by reference to qualitative goals, such as effectiveness in managing the development of women and minorities and in responding to changing business conditions.

     As approved, the plan has a carry-forward feature whereby any amount available for distribution but not distributed in a given year is carried forward and added to the aggregate of such amounts available from prior years. The aggregate amount of such carry forward is available for awards in any year, including a year in which the Corporation experiences an operating loss. At December 31, 1994, such carry-forward amount was $81,836,000.

     Because each individual's payment reflects achievement of individual objectives, a payment of short-term incentive compensation to an individual may be at "target" or in excess of "target", even in a year when the overall corporate or unit payment is less than target. This ensures that successful business units and/or individual executives who are successful in achieving the Corporation's goals are appropriately rewarded. Any guaranteed bonuses provided for in employment contracts are paid out of the aggregate bonus fund available. The Compensation Committee reviews and approves both the individual awards to eligible executives and the overall fund to ensure that the aggregate payment reflects the Corporation's overall financial performance.

     Each current executive officer named in the Summary Compensation Table, other than Mr. Tisch, is party to an employment agreement which sets his salary and bonus, including any incentive bonuses that may be paid, during the term of the agreement. In two of such agreements, there are provisions for deferred compensation and one of them provides for the forgiveness of certain indebtedness over time. Such agreements are described under the caption "Employment Contracts" which commences on page 20. Most executive officers are party to employment agreements. The components of the employment agreements of the Corporation's executive officers, including those named in the Summary Compensation Table, vary depending on such factors as the competitive marketplace, the compensation package necessary to initially obtain an executive's services, the need to compensate for events outside of an executive's control, the need to compensate for specific expertise and the need to measure some positions on profitability and market share increase. Consequently, there are agreements with only base salary specified for the initial year and bonuses determined by profitability, agreements with base salary specified for the initial year and a minimum bonus with potential to increase, agreements which provide for deferred compensation to offset lower base salaries and bonuses and agreements with base salaries and bonuses that are guaranteed based on competitive circumstances.

     In approving the awards for 1994, the Compensation Committee had no written formula or previously established written criteria upon which to base such awards. The Corporation's profitability was the primary measure of performance in determining the awards to executive officers. In 1994, the Corporation increased its broadcast sales and operating income to record levels. Secondary considerations included a specific business unit's level of profitability in 1994 and its performance against budget. In 1994, the relevant business units as a group generally met or exceeded their profitability targets. Finally, the evaluation of an executive's overall job performance by his or her superiors was then taken into consideration in determining the amount proposed by management to the Committee as the individual's proposed incentive award under the Additional Compensation Plan. The Committee confirmed the propriety of these criteria as the bases for determining the awards for 1994.

Based on such criteria, the Committee duly approved and authorized the payment of 1994 awards to the executive group in accordance with the proposals of management.

LONG-TERM INCENTIVES

     CBS believes that short-term and long-term incentives to executives serve different purposes and should therefore employ different measures of performance and cover different periods of time. Careful, appropriate balance between short-term and long-term plans is the most effective way to align executives' interests with shareholders' interests and to ensure that executives' decisions take appropriate account of both their short-term and long-term consequences.

     CBS's only long-term incentive plan is the Stock Rights Plan, a non-qualified stock option plan, which has been approved by the Corporation's shareholders. The Compensation Committee administers the plan so that grants and awards thereunder are intended to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. Awards under the Stock Rights Plan are granted only to those executives who are in a position to contribute to the achievement of strategic goals--for example, the successful pursuit of key business opportunities. In the first instance, awards are proposed by management; however, in no case does a member of management participate in the decision or recommendation as to his or her own award. The ultimate size of each award is made by the Committee, and the size of an award reflects the Committee's judgment as to the extent to which the executive can contribute to the achievement of such goals. The terms of the Stock Rights Plan limit to 75,000 the number of underlying shares that may be subject to an option in any one year to an individual participant. With respect to this component of compensation, the focus is not on an executive's current or past contribution, but rather on the future impact the executive is expected to have on the Corporation's performance.

     The Compensation Committee does not believe it appropriate to determine current grant size taking into consideration the number of options held by executives. Since past grants were based on the extent to which an executive could contribute to strategic goals at that point in time, it would be inappropriate, for example, when executives are promoted, to increase the size of a grant solely to compensate for smaller grants made in past years. Rather, the newly promoted executive's increased ability to contribute to the achievement of strategic goals should be recognized by a larger current grant which takes account of his or her current job responsibilities.

     The Compensation Committee believes that the use of a stock option plan is in the best interests of shareholders. Stock ownership by management and stock-based performance compensation further align management and shareholder interests in increasing the price of the Corporation's common stock and thereby enhancing shareholder value. The Stock Rights Plan only provides for grants of non-qualified stock options at market value. The Committee reviews and approves both the aggregate number of stock options granted and individual executive stock grants.

OTHER EXECUTIVE COMPENSATION

     To the extent necessary to provide a competitive compensation package, certain executive officers, including those described in the Summary Compensation Table and in the employ of the Corporation at year-end 1994, are eligible to receive other limited forms of compensation described below.

     SERP, which was approved by the shareholders at the 1981 Annual Meeting, is an unfunded retirement plan which provides retirement benefits supplementing those provided by the CBS Pension Plan. Since a significant portion of an executive officer's total compensation is excluded from "covered compensation" under the CBS Pension Plan, SERP is intended to provide retirement benefits that bear a more appropriate relationship to total compensation. SERP recognizes 50% (or, in the case of six active employees, 100%) of bonuses paid to participants under one of the SERP Bonus Plans by including these sums in "covered compensation" for the purpose of calculating the SERP portion of an employee's retirement benefits. The practice of providing SERP to key employees is widespread, and the maintenance of such a plan is a competitive necessity to attract and retain key executives. Similarly, a limited number of key executives receive supplemental life insurance.

     At present, the only perquisite provided by CBS is a standard chauffeured automobile. This is provided only to a few key executives and only when dictated by competitive practice.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     Since becoming President and Chief Executive Officer in 1987 and subsequently Chairman in 1990, Laurence A. Tisch has refocused the Corporation's strategy, moderated cost growth and enhanced CBS's competitive position. CBS's shareholders realized a total cumulative return of 65% on their investment during the five-year period from the fourth quarter of 1989 to the fourth quarter of 1994.

     There were several significant accomplishments in 1994 by Mr. Tisch and his executive management team. In 1994, CBS was America's most popular television network from sign-on to sign-off. CBS's audience ratings were consistent across key dayparts: winning primetime for the fourth consecutive calendar year, although losing ground in the 1994-95 television season; winning daytime for the eleventh consecutive year; and capturing late night ever since the launch of LATE SHOW with DAVID LETTERMAN. The Olympic Winter Games in February 1994 were also a ratings success and the highest rated Winter Olympics ever.

     The popularity of CBS's programming also translated into financial success. Sales of $3.71 billion and operating income of $426.2 million were record-setting results for CBS. Operating profits for CBS's owned television and radio stations improved. Earnings per share, though, declined by 8% to $3.74 as a result of a decrease in interest income and a higher effective income tax rate.

     In September 1994, the Corporation completed an offer to repurchase 3.5 million shares of its common stock for $1.1 billion in cash, and in October, CBS effected a 5-for-1 common stock split for the primary purpose of making the market price of its common stock more affordable for investors. Earnings per share in 1994 benefited slightly from the part-year reduction in the average number of shares outstanding as a result of the common stock repurchase.

     CBS's return on average shareholders' equity was 40% in 1994, far exceeding the return on equity for the Standard & Poor's 500.

     On October 10, 1994, Mr. Tisch received a 9.4% increase in base salary. Granted 15 months after his last increase, this represents an annualized increase of 7.5%. He also received an annual bonus payment of $900,000, which represents 141% of target, and a grant of 45,000 non-qualified stock options. In order to achieve the maximum possible tax deductibility of Mr. Tisch's compensation, the Compensation Committee determined that, in his case, it was appropriate to defer his annual base salary in excess of $1 million and his bonus. The Committee further determined that providing for such deferral will neither discourage nor distort his future incentives to render maximum performance for and on behalf of the Corporation. As a participant in the Senior Executive Life Insurance Plan, Mr. Tisch is insured for five times his annual base salary. The premium for this insurance in 1994 was $175,405. CBS pays the premium for this coverage, and Mr. Tisch is taxed on the full cost. Mr. Tisch's 1994 deferred bonus amount was the same as his 1993 bonus amount. Therefore, while he received an annualized increase of 7.5% in base salary, his cash compensation (including the amount of the deferred bonus) increased 5.1%. Although the Corporation's operating income increased, net income declined, and the Committee therefore determined that it was not appropriate to increase his bonus amount. Mr. Tisch's 1994 stock option grant, which was increased 2,500 shares, will reward him only to the extent that he is successful in continuing to increase the success and profitability of the Corporation in a manner that will benefit all shareholders. In comparison to other chief executive officers' compensation, stock options represent a relatively small portion of Mr. Tisch's compensation. However, the Committee believes that the significant amount of the Corporation's common stock owned by Loews, given that Mr. Tisch and members of his family hold large equity interests in Loews, provides Mr. Tisch with strong incentives to maximize the Corporation's long-term performance.

     As is the case with other executive officers not covered by contracts, the most important measure of corporate performance considered by the Compensation Committee in determining Mr. Tisch's bonus under the Additional Compensation Plan was the Corporation's operating profitability in 1994. Given his responsibility for the overall performance of the Corporation, return on average common equity was also a significant determinant. The Committee evaluated Mr. Tisch's overall performance during 1994 as having been excellent. Other objective measures of performance in 1994, which were not afforded equal weight with the above financial results in forming the basis for such evaluation, were the Corporation's continuing to win the primetime, daytime and late-night ratings "races". Given the increasingly complex business environment in the entertainment industry and the many changes that will occur with the implementation of an advanced telecommunications network for this country, Mr. Tisch's strategic decisions will be critical to the success of CBS. The Committee, therefore, determined that a grant of options to acquire 45,000 shares was appropriate.

                                          Compensation Committee of the Board of
                                          Directors

                                              Franklin A. Thomas, Chairman
                                              Harold Brown
                                              Henry B. Schacht

                      2.  ELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the CBS Board has the responsibility each year, on behalf of management and pursuant to the plan adopted by the shareholders at the 1941 Annual Meeting, to nominate a firm of independent certified public accountants to serve as the independent auditors for the Corporation from the date of their election by the shareholders until the next Annual Meeting of Shareholders. The Committee has nominated Coopers & Lybrand L.L.P., and this firm has advised the Committee that it is willing to serve on the terms and conditions provided for in said plan. The Board has ratified this nomination. If Coopers & Lybrand L.L.P. is not elected, or if elected it subsequently should decline to serve or its engagement by the Corporation should otherwise terminate, the Board will appoint other independent auditors.

     Coopers & Lybrand L.L.P. served as independent auditors for the Corporation for the fiscal year ended December 31, 1994. Representatives of the firm will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

                 3.  SHAREHOLDER PROPOSAL CONCERNING EXECUTIVE
                           AND DIRECTOR COMPENSATION

     Mr. Keith Morris, an employee of the Corporation and the owner of 30 shares of CBS common stock, whose address is 8 Acre View Drive, Northport, New York 11768, has given notice that he intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS recommend to the Board of Directors that compensation of executives and Board members be limited to $1,000,000 per year, 'Salary Cap."'

Mr. Morris' statement in support of his resolution is as follows:

          "This proposal addresses what I believe to be the gross overpayment of directors, presidents, vice presidents and various other high level executives.

          "At a time when CBS is asking its employees and union members to make sacrifices for the good of the Corporation, the Board should be looking at itself and other executives and start practicing what it preaches. After all the rank and file are the worker bees of the Corporation and essential to creating the shows which bring in the advertising revenue. If these employees must forfeit benefits due to increased competition and a fragmented viewership then let the Board and its executives lead by example.

          "Also, any compensation over $1,000,000 precludes any public corporation from taking a deduction under proposed I.R.S. code section 162(m). Hence, compensation over $1,000,000 will eat away at the bottom line and will come from profits of the Company that will otherwise benefit all shareholders.

          "If you agree, mark your proxy card YES."

                      RECOMMENDATION AND COMMENTS ON ABOVE
                              SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     Your Board believes that the establishment of an inflexible ceiling on the compensation that may be paid to the Corporation's senior executives would impair CBS's ability to attract, motivate and retain the most highly qualified individuals for these vital positions. In the rapidly changing marketplace in which CBS competes, competition for highly talented executives is intense. We believe that the proposed limitation would place CBS at a significant disadvantage in that competition.

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

     As described above in the Board of Directors' Compensation Committee Report, CBS's executive compensation programs are designed to attract and retain highly skilled and effective executives, and to motivate them to perform in a manner which maximizes shareholder returns. These programs have been developed in the context of competitive conditions, and link significant portions of the compensation of most executives to their individual performance, the performance of their respective business units, and the overall performance of the Corporation. Executives whose guaranteed compensation exceeds $1,000,000 per year receive such compensation pursuant to employment agreements that have been negotiated in the context of the competitive marketplace for their services.

     Your Board's responsibility is to direct the management of the Corporation's business in a manner which it believes to be in the best interests of the shareholders. In the exercise of this responsibility, the Board has delegated authority to its Compensation Committee to oversee the Corporation's compensation program, and to make and implement significant decisions regarding the compensation of individual executives. In our view, the proposed ceiling on compensation would unreasonably limit the Compensation Committee's ability to recognize and reward superior performance, and to take cognizance of competitive circumstances affecting individual cases. It would also impair the Corporation's ability to attract talented executives whose services become available, and to retain outstanding executives when their contracts with CBS expire. We therefore believe that the proposed limitation would be contrary to the best interests of CBS and its shareholders.

     The Board accordingly recommends that shareholders vote AGAINST this proposal.

                      4.  SHAREHOLDER PROPOSAL CONCERNING
                       MANDATORY RETIREMENT OF DIRECTORS

     Mr. Harold M. Schur, an employee of the Corporation and the owner of 30 shares of CBS common stock, whose address is 1126 East 36th Street, Brooklyn, New York 11210, has given notice that he intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS recommend to the Board of Directors that they take the necessary steps to retire Board members at age 72 on a mandatory basis."

Mr. Schur's statement in support of his resolution is as follows:

          "My support of this measure is not discriminating against persons of a certain age, but in the fact that CBS is facing increased competition from younger more creative corporations where younger board members are bringing fresh outlooks and interesting cooperative management styles. Different approaches in administering a corporation like CBS where advertising depends on CBS's appeal to different age groups is hindered when the Board does not reflect a good cross section of the population the Corporation seeks to sell and serve.

          "Also, CBS has been under heavy criticism in the press and the marketplace for not appealing to a younger audience, an audience it needs in order to be profitable and competitive. I believe this is because the view at the top is skewed. Let's have a younger Board!

          "If you agree, mark proxy card YES."

                      RECOMMENDATION AND COMMENTS ON ABOVE
                              SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     It is the policy of the CBS Board of Directors that no person may stand for election or reelection to the Board after having attained the age of 72. (This policy specifically exempts only Laurence A. Tisch, for so long as he remains the Chief Executive Officer of the Corporation.) The principal difference between existing policy and this shareholder proposal is that the proposed resolution would mandate retirement at age 72, while current policy affords to the Board the discretion to determine, on a year-to-year basis, that it may be appropriate to waive the age limitation and ask an individual director or directors who would otherwise be ineligible to stand for reelection.

     In our view, a policy mandating retirement from the Board at the age of 72, in all cases and without regard to the capabilities and potential contributions of the individual in question, could deprive the Corporation and its shareholders of the services of extremely able, dedicated and hard-working directors. William Paley, the Founder of this Corporation, contributed to our Board his energy, insight, vision and commitment until the age of 89. While we believe the current policy is sound, we do not believe that age is in all cases an unfailing barometer of a director's ability to serve the Corporation with distinction -- or, for that matter, to bring to the Corporation the creativity and "fresh outlooks" that this proposal attributes to the young.

     The flexibility inherent in the current policy permits your Board to nominate those whom we believe to be most capable of overseeing the management of the Corporation's business. We believe it would be a misfortune for the Corporation and its shareholders for that discretion to be withheld. Accordingly, your Board recommends that shareholders vote AGAINST this proposal.

                  5.  SHAREHOLDER PROPOSAL CONCERNING MEETING
                               FEES FOR DIRECTORS

     Mr. George J. Joanitis, an employee of the Corporation and the owner of 40 shares of CBS common stock, whose address is 53 Somerset Street, Centereach, New York 11720, has given notice that he intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS recommend to the Board of Directors that they eliminate fees for attending meetings."

Mr. Joanitis' statement in support of his resolution is as follows:

          "This proposal addresses what I believe to be the unfair practice of paying directors $1,000 for every meeting they attend.

          "Directors are paid an annual retainer of $30,000 for their work. Part of the job description is to attend meetings and make sure the Company is running efficiently and profitably to benefit the shareholders. The privilege of being paid $1,000 per meeting runs contrary to the Company's credo of 'A day's work for a day's pay' and should be abolished.

          "At a time when CBS is asking its employees and union members to make sacrifices for the good of the Corporation, the Board should be looking at itself and other executives and start practicing what it preaches. After all the rank and file are the worker bees of the Corporation and essential to creating the shows which bring in the advertising revenue. If these employees must forfeit benefits due to increased competition and a fragmented viewership then let the Board lead by example.

          "If you agree, mark your proxy card YES."

                      RECOMMENDATION AND COMMENTS ON ABOVE
                              SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     The Corporation seeks to attract and retain on its Board of Directors persons of demonstrated skill, foresight and leadership in diverse fields. Over the years, the CBS Board -- and thus the Corporation and its shareholders -- has been enriched by the perspectives and contributions of directors who have represented a broad cross section of experience in numerous disciplines, including business, government, the arts, education, science, law, and the non-profit sector, and who have brought to the Board's deliberations a wide range of talents and expertise.

     The responsibilities of Board membership demand significant commitments of time and attention. Your Board meets regularly seven times a year; in addition, each non-employee director is a member of at least two committees which meet separately from the Board. Each director is expected to be an informed and active participant in the discussion and resolution of complex issues. Each must diligently fulfill the obligations of Board membership with respect to the Corporation's shareholders, its employees, the agencies of government which regulate the activities of the Corporation and the general public.

     Your Board believes that it is important to the future of the Corporation and the best interests of its shareholders that CBS remain in a position to attract and retain highly capable "outside" directors of diverse backgrounds and points of view. This requires, among other things, competitive compensation packages for directors, including reasonable attendance fees. A recent Conference Board study indicates that approximately 83% of the companies surveyed pay such fees. Other recent surveys of director compensation of major U.S. companies indicate that CBS's current compensation arrangements for directors, while competitive, is not overly generous. In short, the Corporation's practice in this regard is neither unusual nor excessive.

     We believe it would be detrimental to the interests of the shareholders to limit the pool of talent and experience available to the Board. Reducing the competitiveness of the compensation package for Board members would tend to produce this result. Accordingly, we recommend that shareholders vote AGAINST this proposal.

         6.  SHAREHOLDER PROPOSAL CONCERNING TERM LIMITS FOR DIRECTORS

     Mrs. Evelyn Y. Davis, the owner of 100 shares of CBS common stock, whose address is 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has given notice that she intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS Inc. recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

Mrs. Davis' statement in support of her resolution is as follows:

          "The President of the U.S.A. has a term limit, so do Governors of many states.

          "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

          "No director should be able to feel that his or her directorship is until retirement.

          "Last year the owners of 461,195 shares, representing approximately 4% of shares voting, voted FOR this proposal.

          "If you AGREE, please mark your proxy FOR this resolution."

                      RECOMMENDATION AND COMMENTS ON ABOVE
                              SHAREHOLDER PROPOSAL

     Your Board, after reconsidering this proposal, which was defeated by an overwhelming number of votes at CBS's 1994 Annual Meeting and at Annual Meetings in 1986, 1987, and 1988, again recommends that shareholders vote AGAINST it.

     The board believes that a fixed limit on service on the CBS Board by an "outside" director would be contrary to the best interests of the Corporation and its shareholders. Continuity of service, and the experience and insights of an incumbent Board member regarding the business operations, policies, plans and key personnel of the Corporation, enhance a director's ability to contribute knowledgeably, and with perspective, to the Board's deliberations.

     Incumbent directors are not entitled to automatic renomination and election. They, as well as other candidates for election, are initially proposed to stand for election by the Board's Nominations for Directors Committee on the basis of the background and skills which the Committee believes they will contribute as directors. In the case of incumbent directors, a proposal to stand for reelection is grounded as well in the personal knowledge of the Committee members of the nominee's past contributions. Moreover, because all directors must be elected by the shareholders, continued tenure of an incumbent director is never assured.

     The service of the incumbent "outside" directors nominated for reelection at this Annual Meeting ranges from one to 24 years, and averages 11.4 years. Since 1988, four new "outside" directors have been elected to the CBS Board, while, for a variety of reasons, seven directors have not stood for reelection. Your Board believes that this recent history has produced a balanced membership which assures the benefits both of past service and of new vision and outlooks.

     The proposed limitations would deprive the Board, the Corporation and the shareholders of the strengths which the continuity of service and collective experience of our directors bring to our Board. We therefore recommend that shareholders vote AGAINST this proposal.

       7.  SHAREHOLDER PROPOSAL CONCERNING RETIREMENT PLAN FOR DIRECTORS

     Mr. Walter A. Kryshak, an employee of the Corporation and the owner of 40 shares of CBS common stock, whose address is 85 Monitor Street, Brooklyn, N.Y. 11222, has given notice that he intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS recommend to the Board of Directors that they eliminate the unfunded non-contributory retirement plan for directors."

     Mr. Kryshak's statement in support of his resolution is as follows:

          "This privilege should be eliminated because it is not an option afforded to regular staff employees. This is just another lavishment that has been concocted to make the directors compensation package inflated beyond the means of a corporation in a drastically changed marketplace.

          "This benefit is not necessary to attract and retain directors. This is just another way for the Board to line its pockets with corporate assets.

          "At a time when CBS is asking its employees and union members to make sacrifices for the good of the Corporation, the Board should be looking at itself and start practicing what it preaches. After all the rank and file are the worker bees of the Corporation and essential to creating the shows which bring in the advertising revenue. If these employees must forfeit benefits due to increased competition and a fragmented viewership then let the Board lead by example.

          "If you agree, mark your proxy card YES."

           RECOMMENDATION AND COMMENTS ON ABOVE SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     As noted above on page 9, the Corporation maintains a plan pursuant to which retirement benefits are paid to each non-employee director with at least five years of service who voluntarily retires or chooses not to stand for reelection. The benefit available to eligible retired directors is $10,000 per year for the number of years equal to the director's full years of service on the Board, and is payable beginning in the year in which the director retires or attains age 65, whichever occurs later. In the event of the director's death (including death prior to age 65), the benefit continues to be or becomes payable to the director's beneficiary until all such payments have been made.

     Both the management and the Board of Directors of the Corporation believe that CBS's retirement plan for directors is consistent with the practices of other major U.S. corporations, modest in scope, and advantageous in promoting continuity of service by Board members. Like all retirement plans, it is enacted to afford some security to individuals who retire after years of faithful service. For directors whose other resources are not extensive, it is a meaningful inducement to join and remain in service on the Board. We believe it would be unwise to terminate this program.

     For the reasons stated above, the Board recommends a vote AGAINST this shareholder proposal.

              8.  SHAREHOLDER PROPOSAL CONCERNING A NON-EXECUTIVE
                              EMPLOYEE BOARD SEAT

     Ms. Lisa Trizano, an employee of the Corporation and the owner of 30 shares of CBS common stock, whose address is 60 Sprain Valley Road, Scarsdale, New York 10583, has given notice that she intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS recommend to the Board of Directors that a seat on the Board be reserved for a non-executive employee representative."

Ms. Trizano's statement in support of her resolution is as follows:

          "My proposal addresses an area that I believe will help the Corporation and have a great effect on morale. An employee representative would be able to keep the Board apprised of the concerns of the employees without those concerns being diluted by management. CBS employees are this Corporation's greatest asset. We have so much untapped insight into this great business of broadcasting. Let's stop running the show from the top down. Let the wisdom from below enlighten the Board and the Corporation.

          "If you agree, mark your proxy card YES."

           RECOMMENDATION AND COMMENTS ON ABOVE SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     The slate of directors proposed by the Board for election by shareholders at the Annual Meeting is recommended by the Nominations for Directors Committee. As stated on page 7 of this proxy statement, any shareholder who wishes to recommend a candidate for consideration by the Committee may do so by writing to the Committee in care of the Secretary of the Corporation. Such recommendations must include the proposed nominee's name, a description of his or her qualifications and other relevant biographical information, and an indication of the proposed nominee's willingness to serve. Proposed nominees must be citizens of the United States and at least 18 years of age. They need not be shareholders of the Corporation. They may, of course, be employees of CBS.

     This resolution is in effect a proposal to amend the By-Laws of the Corporation to mandate that a Board seat be reserved for a CBS employee who is not an executive officer, that such nominee be included in the official slate proposed by the Board, and that this nominee in fact be elected by the shareholders. Holding aside the practical difficulties of implementing such a requirement, its effect would be to limit the franchise of CBS shareholders by depriving them of a meaningful choice with respect to the election of one member of the Board. It would also deprive the Board of its ability to exercise its best judgment in composing the slate of nominees for director. Neither of these changes would serve the interests of the shareholders.

     It may well be the case that a non-executive employee could serve with distinction on the CBS Board. In our view, however, a mandate compelling the Board to nominate such a candidate, without regard to the qualifications of others who may be available to serve in that position, would needlessly and unwisely restrict the Board's discretion to nominate those whom it believes most qualified, and the shareholders' freedom to vote in a manner which reflects their judgment. We believe this would be contrary to the best interests of the shareholders and the Corporation, and accordingly recommend that shareholders vote AGAINST this proposal.

    9.  SHAREHOLDER PROPOSAL CONCERNING MINIMUM STOCK OWNERSHIP BY DIRECTORS

     Mr. Rudolf Pausche, an employee of the Corporation and the owner of 30 shares of CBS common stock, whose address is 22 Mill Street, Westwood, New Jersey 07675, has given notice that he intends to present for action at the Annual Meeting, in person or through an authorized representative, the following resolution:

          "RESOLVED: That the stockholders of CBS recommend to the Board of Directors that each Board member hold a minimum of 500 shares of CBS stock within 60 days of election."

Mr. Pausche's statement in support of his resolution is as follows:

          "If each director held more than a token amount of shares of CBS it would show the stockholders that they had a vested interest in making decisions that would not jeopardize the Corporation, and benefit all shareholders. Furthermore, it would also show they have an interest in the Corporation beyond collecting excessive fees and retainers.

          "If you agree, mark you proxy card YES."

           RECOMMENDATION AND COMMENTS ON ABOVE SHAREHOLDER PROPOSAL

     Your Board, after consideration of this proposal, recommends that the shareholders vote AGAINST it.

     This proposal is comparable in concept to a proposal last rejected at the 1991 Annual Meeting by approximately 97% of the shares voted therein. As before, we believe it is contrary to the best interests of the Corporation and its shareholders.

     Directors are nominated to stand for election on the basis of their competence, integrity and professional background, and the experience and points of view which they can bring to the Board on a wide array of issues. An arbitrarily selected minimum level of stock ownership would not enhance the dedication and sound judgment which the Board seeks in candidates for director. We believe there is no correlation between the number of shares owned by a director and the director's commitment to the Corporation or to the discharge of his or her duty to represent the best interests of all shareholders.

     Adoption of the proposal would create as a prerequisite to service on the CBS Board a requirement of significant personal wealth. The Corporation's opportunity to attract persons of diverse backgrounds, talents and points of view would accordingly be limited. We believe that this would clearly be contrary to the interests of the Corporation and the shareholders.

     Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and persons who own more than 10% of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership with respect to the Corporation's securities with the SEC and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that in 1994 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that two reports were filed late -- one covering the beneficial ownership of six shares (30 shares following the 5-for-1 stock split) of CBS common stock by Anthony C. Malara, an executive officer, and one covering the acquisition of 150 shares (750 shares following the 5-for-1 stock split) of CBS common stock by Howard Stringer, a former executive officer.

1994 ANNUAL REPORT TO SHAREHOLDERS

     Commencing on March 27, 1995, CBS's 1994 Annual Report to Shareholders was mailed to shareholders of record via third-class, bulk mail. The United States Post Office has advised the Corporation that such Report should be received by all those to whom it was so mailed within two weeks of mailing. If, upon receipt of this Notice of Meeting and Proxy Statement, any shareholder of record has failed to receive the copy of such Report mailed to him or her, such shareholder should contact Shareholder Communications at (212) 975-6723, and the requested Report will be furnished promptly.

LAST DATE FOR RECEIPT OF 1996 SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the CBS proxy materials for the 1996 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to meeting the shareholder eligibility and other requirements of the SEC's rules governing such proposals, be received not later than December 8, 1995, at the Corporation's principal executive offices, 51 West 52 Street, New York, New York 10019, directed to the attention of the Secretary.

                                                         CBS INC.
                                          --------------------------------------
                                                      NOTICE OF 1995
                                                      ANNUAL MEETING
                                                     OF SHAREHOLDERS
                                                           AND
                                                     PROXY STATEMENT

    PLEASE MARK YOUR
/X/ VOTES AS IN THIS
    EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF EXECUTED BUT NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 THROUGH 9.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS,
                             AND FOR PROPOSAL 2.

1. Election of Directors
   (see reverse)

           FOR ALL NOMINEES                      WITHHOLD AUTHORITY
        EXCEPT THOSE NAMED BELOW              TO VOTE FOR ALL NOMINEES
                   / /                                  / /



   For, except vote withheld from the following nominee(s):


   ----------------------------------------------------

2. Election of Independent Auditors

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSALS 3
                                  THROUGH 9.

3. Executives'/Directors' "Salary Cap"

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

4. Directors' Mandatory Retirement Age

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

5. Eliminate Directors' Meeting Attendance Fees

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

6. Limit Terms for Directors

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

7. Eliminate Directors' Retirement Plan

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

8. Reserve Board Seat for Non-Executive Employee Representative

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

9. Provide for Minimum Stock Ownership by Directors

   FOR        AGAINST       ABSTAIN
   / /          / /           / /

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- -------------------------------------------------------------------------------

                                                                         ,  1995
- -------------------------------------------------------------------------
SIGNATURE(S)                                     DATE

If you plan to attend the meeting, mark the
box to the right and an admittance card will     / /
be sent to you.

CBS
SERIES B
PREFERENCE
STOCK

                         PROXY FOR 1995 ANNUAL MEETING
           SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS INC.

The undersigned hereby appoints LAURENCE A. TISCH, EDSON W. SPENCER and FRANKLIN
A. THOMAS, or any of them, each with power of substitution, attorneys and proxies to vote all shares of preference stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of Shareholders of CBS Inc., to be held at 11 AM on Wednesday, May 10, 1995 in the Titus 1 Theater of The Museum of Modern Art, 11 West 53 Street, New York, New York, upon the matters set forth in the proxy statement for the meeting and described below, and, in their discretion, upon such other matters as may properly come before such meeting. Shareholders are requested to mark, date and sign this proxy on the reverse side, and to return it promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1. Election of Laurence A. Tisch, Michel C. Bergerac, Harold Brown, Ellen V. Futter, Henry A. Kissinger, Henry B. Schacht, Edson W. Spencer, Franklin A. Thomas, Preston R. Tisch and Daniel Yankelovich as directors.

2. Election of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

3. A shareholder proposal to limit the annual compensation of CBS executives and Board members to $1 million.

4. A shareholder proposal mandating directors retirement age.

5. A shareholder proposal to eliminate directors meeting attendance fees.

6. A shareholder proposal to limit terms for directors.

7. A shareholder proposal to eliminate directors retirement plan.

8. A shareholder proposal to reserve a Board seat for a non-executive employee representative.

9. A shareholder proposal concerning minimum stock ownership by directors.



                                                                SEE REVERSE SIDE

      PLEASE MARK YOUR
/X/   VOTES AS IN THIS
      EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF EXECUTED BUT NO DIRECTION IS MADE WITH RESPECT TO THE VOTING OF COMMON STOCK (OTHER THAN FUND STOCK), THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 THROUGH 9. WITH RESPECT TO THE EFFECT OF NOT VOTING FUND STOCK, SEE THE PROXY STATEMENT.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS,
                             AND FOR PROPOSAL 2.

1. Election of Directors
   (see reverse)

       FOR ALL NOMINEES                              WITHHOLD AUTHORITY
   EXCEPT THOSE NAMED BELOW                       TO VOTE FOR ALL NOMINEES
             / /                                           / /


   For, except vote withheld from the following nominee(s):


   --------------------------------------------------------

2. Election of Independent Auditors

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSALS 3
                                  THROUGH 9.

3. Executives'/Directors' "Salary Cap"

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

4. Directors' Mandatory Retirement Age

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

5. Eliminate Directors' Meeting Attendance Fees

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

6. Limit Terms for Directors

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

7. Eliminate Directors' Retirement Plan.

   FOR       AGAINST       ABSTAIN
   / /         / /           / /
8. Reserve Board Seat for Non-Executive Employee Representative

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

9. Provide for Minimum Stock Ownership by Directors

   FOR       AGAINST       ABSTAIN
   / /         / /           / /

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- -------------------------------------------------------------------------------

                                                                           1995
- -------------------------------------------------------------------------,
SIGNATURE(S)                                     DATE

If you plan to attend the meeting, mark the
box to the right and an admittance                / /
card will be sent to you.

P
R                        PROXY FOR 1995 ANNUAL MEETING
O          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS INC.
X
Y

The undersigned hereby appoints LAURENCE A. TISCH, EDSON W. SPENCER and FRANKLIN
A. THOMAS, or any of them, each with power of substitution, attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of Shareholders of CBS Inc., to be held at 11 AM on Wednesday, May 10, 1995 in the Titus 1 Theater of The Museum of Modern Art, 11 West 53 Street, New York, New York, upon the matters set forth in the proxy statement for the meeting and described below, and, in their discretion, upon such other matters as may properly come before such meeting. If the undersigned participates in the CBS Employee Investment Fund (the "Fund"), pursuant to which the Fund account(s) of the undersigned have been allocated shares of CBS common stock (the "Fund Stock"), the undersigned hereby directs Boston Safe Deposit and Trust Company, as trustee of the Fund, to vote all such shares at the aforesaid Annual Meeting (including all adjournments thereof) as designated on the reverse side and, in its discretion, upon such other matters as may properly come before such meeting. Shareholders are requested to mark, date and sign this proxy on the reverse side, and to return it promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1. Election of Laurence A. Tisch, Michel C. Bergerac, Harold Brown, Ellen V. Futter, Henry A. Kissinger, Henry B. Schacht, Edson W. Spencer, Franklin A. Thomas, Preston R. Tisch and Daniel Yankelovich as directors.

2. Election of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

3. A shareholder proposal to limit the annual compensation of CBS executives and Board members to $1 million.

4. A shareholder proposal mandating directors' retirement age.

5. A shareholder proposal to eliminate directors' meeting attendance fees.

6. A shareholder proposal to limit terms for directors.

7. A shareholder proposal to eliminate directors' retirement plan.

8. A shareholder proposal to reserve a Board seat for a non-executive employee representative.

9. A shareholder proposal concerning minimum stock ownership by directors.

                                                               SEE REVERSE SIDE